     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1998


                                                      REGISTRATION NO. 333-44445

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

          BIG FLOWER HOLDINGS, INC.                                DELAWARE
              BIG FLOWER TRUST I                                   DELAWARE
          (Exact name of Registrant             (State or other jurisdiction of incorporation
         as specified in its charter)                          or organization)

          BIG FLOWER HOLDINGS, INC.                              13-376-8322
          (Exact name of Registrant                            (I.R.S. Employer
         as specified in its charter)                       Identification Number)

              BIG FLOWER TRUST I                              TO BE APPLIED FOR

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                       ----------------------------------

                             MARK A. ANGELSON, ESQ.
                 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                      SECRETARY OF THE BOARD OF DIRECTORS
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, including zip code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:
                         ROBERT E. BUCKHOLZ, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF SECURITIES TO BE                                   PROPOSED MAXIMUM          PROPOSED MAXIMUM
                 REGISTERED                   AMOUNT TO BE REGISTERED   AGGREGATE PRICE PER UNIT  AGGREGATE OFFERING PRICE
Convertible Quarterly Income Preferred
  Securities of Big Flower Trust I..........        2,300,000(4)              $50.00(1)(2)           $115,000,000(1)(2)
Convertible Subordinated Debentures of Big
  Flower Holdings, Inc......................      2,300,000(3)(4)             $50.00(1)(2)            $115,000,000(3)
Common Stock, par value $0.01 per share, of
  Big Flower Holdings, Inc.(5)..............        3,989,120(4)                 --(4)                     --(4)
Preferred Securities Guarantee of Big Flower
  Holdings, Inc.............................           --(6)                     --(6)                     --(6)
Total.......................................             --                        --                   $115,000,000

  TITLE OF EACH CLASS OF SECURITIES TO BE            AMOUNT OF
                 REGISTERED                       REGISTRATION FEE
Convertible Quarterly Income Preferred
  Securities of Big Flower Trust I..........          $33,925
Convertible Subordinated Debentures of Big
  Flower Holdings, Inc......................             --
Common Stock, par value $0.01 per share, of
  Big Flower Holdings, Inc.(5)..............           --(4)
Preferred Securities Guarantee of Big Flower
  Holdings, Inc.............................           --(6)
Total.......................................         $33,925(7)


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act.
(2) Exclusive of accrued interest and distributions, if any.

(3) $118,600,000 in aggregate principal amount of 6% Convertible Subordinated Debentures due October 15, 2027 (the "Debentures") issued by Big Flower Holdings, Inc. (or the "Company"), a Delaware corporation, were issued and sold to Big Flower Trust I, a Delaware statutory business trust (the "Issuer"), in connection with the issuance by the Issuer of 2,300,000 of its 6% Convertible Quarterly Income Preferred Securities (the "Preferred Securities") and the issuance by the Issuer of 72,000 of its common securities (the "Common Securities"). Only $115,000,000 aggregate principal amount of the Debentures are being registered hereby, being the Debentures distributable in connection with the Preferred Securities. The Debentures may be distributed, under certain circumstances, to the holders of Preferred Securities for no additional consideration.

(4) The Preferred Securities are convertible into the Debentures, which are convertible into common stock, $0.01 par value per share, of the Company (the "Common Stock"). Each Preferred Security is initially convertible into
    1.7344 shares of Common Stock, subject to adjustment under certain circumstances. Shares of Common Stock issued upon conversion of the Preferred Securities will be issued without the payment of additional consideration.

(5) Includes preferred stock purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock and will be transferred only with the Common Stock. The value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.

(6) Includes the obligations of the Company under the Guarantee (as defined herein) and certain back-up undertakings under (i) the Indenture (as defined herein) pursuant to which the Debentures were issued, (ii) the Debentures and (iii) the Amended and Restated Trust Agreement of the Issuer, including the Company's obligations under such Indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Preferred Securities and the Common Securities of the Issuer), which in the aggregate provide a full and unconditional guarantee of amounts due on the Preferred Securities. No separate consideration will be received for the Guarantee and such back-up undertakings. The Guarantee is not traded separately.

(7) Previously paid by the Registrant in connection with the initial filing of this registration statement on January 16, 1998.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                         2,300,000 PREFERRED SECURITIES
                               BIG FLOWER TRUST I
              6% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO COMMON STOCK
                                      OF,
                           BIG FLOWER HOLDINGS, INC.
                                 -------------

    This Prospectus relates to the resale of 6% convertible quarterly income preferred securities (the "Preferred Securities") which represent undivided beneficial interests in the assets of Big Flower Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer") and the shares of common stock, par value $0.01 per share ("Big Flower Common Stock" or "Common Stock") of Big Flower Holdings, Inc. a Delaware corporation ("Big Flower" or the "Company") issuable upon conversion of the Preferred Securities. The Preferred Securities were issued and sold (the "Original Offering") on October 20, 1997 (the "Original Offering Date") to Goldman, Sachs & Co., Bear, Stearns & Co. Inc., BT Alex. Brown, Credit Suisse First Boston and J.P. Morgan & Co. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. All of the beneficial interests in the assets of the Issuer represented by common securities of the Issuer (the "Common Securities") are owned by Big Flower. The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds from the issuance thereof in 6% Convertible Subordinated Debentures due October 15, 2027 (the "Debentures") issued by Big Flower. The Preferred Securities have a preference over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise under certain circumstances. See "Description of the Preferred Securities-- Subordination of Common Securities".

    The Preferred Securities and Common Stock issuable upon conversion of the Preferred Securities (collectively the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. Big Flower is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of certain indemnification arrangements.

                                                             CONTINUED ON PAGE 3

                          ---------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------

*   QUIPS is a servicemark of Goldman, Sachs & Co.

                          ---------------------------


                 The date of this Prospectus is April 17, 1998.

                               [Big Flower Logo]



                            [Picture of Big Flower]



    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

(CONTINUED FROM PAGE 1)



    Each Preferred Security is convertible in the manner described herein at the option of the holder, at any time into shares of Common Stock, at an initial rate of 1.7344 shares of Common Stock for each Preferred Security (equivalent to a conversion price of $28.828 per share of Common Stock), subject to adjustment in certain circumstances. See "Description of the Preferred Securities--Conversion Rights" and "Description of Capital Stock." The last reported sale price of the Common Stock, which is listed under the symbol "BGF" on the New York Stock Exchange (the "NYSE"), on April 16, 1998 was $29 3/4 per share.



    The Preferred Securities are listed on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc.



    Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions from the Issuer at an annual rate of 6% of the liquidation preference of $50 per Preferred Security accumulating from the date of original issuance and payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1998 when, as and if available for payment by the Property Trustee, except as otherwise described herein ("Distributions"). The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates in the Debentures, which will be the sole assets of the Issuer. As a result, if principal or interest is not paid on the Debentures, no amounts will be paid on the Preferred Securities. Big Flower has the right to defer payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), Big Flower may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and Big Flower will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to Big Flower's capital stock or debt securities that rank PARI PASSU with or junior to the Debentures. During an Extension Period, interest on the Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the stated rate per annum, compounded quarterly) and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of the Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."


    Except as provided below, the Preferred Securities may not be redeemed by the Issuer prior to October 15, 2000. The Preferred Securities are subject to redemption, in whole or in part, on or after such date, at redemption prices set forth herein, upon any permitted redemption by Big Flower of Debentures. See "Description of the Preferred Securities--Optional Redemption." In addition, the Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of the Preferred Securities--Mandatory Redemption."

    Under certain circumstances following the occurrence of a Special Event (as herein defined), the Preferred Securities are also subject to (i) exchange, at the option of the Issuer in the manner described herein, for Debentures (see "Description of the Preferred Securities--Special Event Exchange or Redemption") or (ii) redemption, in whole or in part, on or after October 15, 2000, if such Special Event constitutes a Tax Event (as defined herein). At any time, Big Flower will have the right to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. See "Description of the Preferred Securities--Distribution of Debentures."

    Big Flower has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the

Issuer's obligations under the Preferred Securities. See "Description of the Guarantee," "Summary-- Big Flower Trust I" and "Description of the Debentures," respectively. The Guarantee of Big Flower guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of the Guarantee." If Big Flower does not make interest payments on the Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute legal proceedings directly against Big Flower to enforce payment under the Debentures. The obligations of Big Flower under the Guarantee are subordinate and junior in right of payment to all future Secured Indebtedness (as defined herein) of Big Flower. Big Flower has guaranteed the obligations of Big Flower Press Holdings, Inc. ("Big Flower Press"), a subsidiary of Big Flower, under the New Credit Facility (and pledged the common stock of Big Flower Press as security therefor)(the "Credit Facility Guarantee"), which guarantee constitutes Secured Indebtedness to which the Debentures are subordinated.


    The Debentures are subordinate and junior in right of payment to all Secured Indebtedness of Big Flower. The terms of the Debentures place no limitation on the amount of Secured Indebtedness that may be incurred by Big Flower or the amount of indebtedness that may be incurred by its subsidiaries. As of December 31, 1997, Big Flower Press had aggregate liabilities of $875.0 million, all of which was structurally senior to the Debentures.


    In the event of the liquidation of the Issuer, after satisfaction of the creditors of the Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $50 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination."

    Whenever Big Flower issues shares of Common Stock upon conversion of the Debentures, Big Flower will, subject to certain conditions, issue, together with each share of Common Stock, such number (which number may be a fraction) of Rights (as defined herein) as shall at that time be issuable with a share of Common Stock pursuant to the Rights Agreement (as defined herein).


    The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee, except as set forth below. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Exchanges of Book-Entry Certificates for Certificated Preferred Securities and--Certain Book-Entry Procedures for Global Certificates".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    On October 17, 1997, Big Flower became the parent of Big Flower Press and constitutes a successor registrant of Big Flower Press. References herein to the "Company" shall include references to Big Flower Press. The following documents (and the amendments thereto) filed by Big Flower Press (File No. 1-4084) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and are made a part hereof:

         (i) The Company's Registration Statement on Form 8-A, filed with the Commission on November 14, 1995, describing the Common Stock;


        (ii) The Company's Amendment to Registration Statement on Form 8-A/A filed with the Commission on November 29, 1995, describing the Company's Preferred Stock Purchase Rights;



        (iii) The Company's Current Report on Form 10-K, dated December 31, 1997 and filed with the Commission on March 26, 1998; and



        (iv) The Company's Current Report on Form 8-K, dated March 13, 1998, filed with the Commission on March 27, 1998.


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof on and from the respective date of filing of such documents.

    As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be directed to Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022, Attention: Irene B. Fisher, Esq., Telephone: (212) 521-1600.

                             AVAILABLE INFORMATION

    Big Flower is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http://www.sec.gov. The Common Stock of Big Flower, the parent of Big Flower Press, is traded on the NYSE, and such reports, proxy statements and other information concerning Big Flower Holdings also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Big Flower was incorporated in Delaware in 1997. The Company's principal executive offices are located at 3 East 54th Street, New York, New York 10022 and its telephone number is (212) 521-1600.


    The Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.


    No separate financial statements of the Issuer have been included herein. The Issuer and Big Flower do not consider that such financial statements would be material to potential investors because the Issuer is a newly organized special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Debentures of Big Flower and issuing the Preferred Securities and Common Securities and Big Flower has fully and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. See "Big Flower Trust I," "Description of the Preferred Securities," "Description of the Guarantee" and "Description of the Debentures."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "SUMMARY," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS OUTSIDE THE CONTROL OF THE COMPANY, INCLUDING FLUCTUATIONS IN THE COST OF PAPER AND OTHER RAW MATERIALS USED BY THE COMPANY, CHANGES IN THE ADVERTISING AND PRINTING MARKETS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE GENERAL CONDITION OF THE UNITED STATES AND OTHER ECONOMIES, AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY. CONSEQUENTLY, SUCH FORWARD-LOOKING STATEMENTS SHOULD BE REGARDED SOLELY AS THE COMPANY'S CURRENT PLANS, ESTIMATES AND BELIEFS. THE COMPANY DOES NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

                                    SUMMARY
    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND TO THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO (THE "CONSOLIDATED FINANCIAL STATEMENTS") INCORPORATED HEREIN BY REFERENCE. ON OCTOBER 17, 1997 BIG FLOWER HOLDINGS, INC. BECAME THE PARENT OF BIG FLOWER PRESS. UNLESS OTHERWISE INDICATED OR THE CONTEXT CLEARLY IMPLIES OTHERWISE, ALL REFERENCES IN THE PROSPECTUS TO THE "COMPANY" OR "BIG FLOWER" REFER TO BIG FLOWER HOLDINGS, INC. AND ITS SUBSIDIARIES, INCLUDING BIG FLOWER PRESS. WHERE INDICATED OR OTHERWISE CLEARLY REQUIRED BY THE CONTEXT, ALL REFERENCES TO THE COMMON STOCK, CERTIFICATE OF INCORPORATION AND BY-LAWS, BOARD OF DIRECTORS, AGREEMENTS AND OTHER INCIDENTS OF BIG FLOWER PRESS SHALL BE REFERENCES TO SUCH MATTERS WITH RESPECT TO BIG FLOWER PRESS PRIOR TO THE REORGANIZATION OF THE LEGAL STRUCTURE OF BIG FLOWER PRESS PURSUANT TO SECTION 251(G) OF THE DELAWARE GENERAL CORPORATION LAW REFERRED TO BELOW, AND TO BIG FLOWER HOLDINGS, INC. THEREAFTER.
                                  THE COMPANY

    Big Flower is a leading advertising and marketing services company which provides integrated advertising solutions through its three principal operating units as of December 31, 1997: Treasure Chest Advertising Company, Inc. ("TC Advertising"), Webcraft Technologies, Inc. ("Webcraft") and Big Flower Digital Services, Inc. ("Digital Services"). As of December 31, 1997 the Company and its subsidiaries were focused on the advertising insert, direct mail and digital service sectors of the industry.


    - TC ADVERTISING is a leading producer of advertising insert programs for retailers, and produces TV listing magazines, Sunday comics, Sunday magazines and special supplements for many of the most widely circulated U.S. newspapers. In 1997, the Company produced approximately 26 billion advertising inserts, 1.6 billion Sunday comics, 173 million locally edited Sunday magazines and 767 million TV listing guides. As the only advertising insert producer offering a national network of both heatset and cold web offset production facilities and one of the largest U.S. consumers of newsprint and ink, TC Advertising can address the diverse needs of its customers and achieve significant cost and distribution advantages. The Company believes that the advertising inserts industry sector generates revenues of $9 billion per year, with approximately 45% of the dollars spent on the production of inserts and the balance on distribution of the product.


    - WEBCRAFT is a market leader in producing highly customized direct mail and specialty advertising products such as commercial games and fragrance samplers. Webcraft derives the majority of its revenues from the integrated production of personalized advertising mailings, a marketing medium that has exceeded the annual growth rate for overall advertising spending for the period 1991-1997. The Company believes that in the individualized industry sector in which Webcraft operates, customized direct mail expenditures account for $37.4 billion per year, with approximately 33% going to the production of direct mail and the remainder to other services, including agency services, data analysis and manipulation and creative development.


    - DIGITAL SERVICES is a leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer products companies. Services and technologies offered by Digital Services include digital photography studios, leading-edge desktop publishing and client/server software and hardware, turnkey catalog and advertising insert production, and digital image management systems for high speed image retrieval. The Company believes that the premedia industry sector exceeds $5.3 billion annually, and will continue to grow with the emergence of new distribution technologies such as CD-ROM and the World Wide Web that use digitized images.

                               BUSINESS STRATEGY
    The Company's strategic objective is to enhance its position as an integrated provider of a diverse range of advertising and marketing services across a broad spectrum of media. Through internal growth and acquisitions, Big Flower aims to broaden its technology and services in a manner that allows its subsidiaries to interact dynamically to create both new services for existing customers and new customers for its traditional products.
    Marketers aim to reach target customers with the most effective message and the greatest possible impact. Technological advancements increasingly allow marketers to understand customer preferences and to differentiate and individualize advertising messages. Big Flower's strategy is to assist its customers by providing a broad array of advertising and marketing services which capitalize on these advancements. Key elements of this strategy include the following:

    PROVIDE INTEGRATED ADVERTISING SOLUTIONS FOR CUSTOMERS. The Company believes that by combining the products and services of TC Advertising, Webcraft and Digital Services it can work with customers to develop cost-effective and comprehensive solutions to their particular advertising and marketing needs. Big Flower has the expertise to work with customers from inception of an advertising concept through layout design and production, to targeting and distribution of the printed product, thereby helping customers achieve their advertising goals in a cost-effective manner. For example, for a major building and hardware distributor, TC Advertising and Laser Tech Color, Inc. ("Laser Tech") presented a comprehensive advertising package, including insert production, digital photography, page/version creation and desktop proofing that streamlined the customer's advertising and outsourcing process. This integrated advertising solution resulted in a multi-year, outsourced facilities management contract for the Company. The Company believes that by integrating its digital premedia services, advertising insert capabilities, newspaper publications, geographic and demographic insert targeting programs, highly customized direct mail and specialty products and broadcast industry software products, it offers its customers certain solutions not offered by the Company's competitors.


    DEVELOP TARGETED ADVERTISING PROGRAMS. The Company's customers are increasingly targeting their advertising messages based on more detailed knowledge of consumers and what they buy. Big Flower has responded to this trend throughout the Company as follows:


    - TC ADVERTISING'S Target Reach system enables the Company to attract new categories of customers by providing them with tools to utilize the targeted distribution capabilities of major market newspapers. Advertisers can customize their advertising to match the demographic characteristics and other targeting requirements of over 18,000 newspaper delivery zones in the nation's top 200 designated market areas. In addition, the underlying software and analysis capabilities of Target Reach have been found valuable by newspapers, advertising agencies and national advertisers.


    - WEBCRAFT'S highly individualized, multiple component direct mail campaigns utilize information refined from customers' databases as well as Webcraft's own expertise in direct mail personalization techniques. Webcraft's analytical capabilities in database management, telemarketing and response management allow it to offer a broad array of articulated services to current and prospective clients.


    - DIGITAL SERVICES' constant innovation of new products fulfills the growing needs of its clients. With the addition of Liquid Pictures and Liquid Graphics studios located in several of Laser Tech's key locations, Laser Tech is working closely with clients to produce high impact two- and three-dimensional illustrations, design implementation, and multi-media effects. The creation of these services provides reduction in cycle time as well as an integrated approach to design for print applications. Laser Tech's image management software and network distribution systems allows customers to gain efficiency in production and to multiply the use of images, thereby allowing for greater breadth of advertising message delivery. Columbine's array of software analysis tools for broadcasters, rep firms and ad agencies allows them to buy or sell advertising in electronic media in an efficient manner. For example, its TV Works software product for TV stations allows sales representatives and managers to make sophisticated presentations to clients, offering highly specific demographic targeting. On the agency side, Columbine's MediaLine software provides a powerful analysis of efficiency in media planning and buying.

    MAXIMIZE CROSS-SELLING OPPORTUNITIES. Currently, TC Advertising serves a large customer base of regional and national retailers and newspapers, while Webcraft's and Laser Tech's customer base consists mainly of Consumer product companies, advertising agencies and national retailers. Big Flower has established employee incentive compensation programs to promote cross-selling of the entire Big Flower products and services lines. For example, TC Advertising provides advertising insert programs to Webcraft's direct mail customers, while Webcraft has begun to deliver targeted direct mail advertising on behalf of TC Advertising's retail clients. TC Advertising has also begun to provide Webcraft's commercial games products to its retail customers. In addition, certain premedia ad design digital photography and content management functions previously performed by customers of TC Advertising and Webcraft are now performed by Laser Tech at its facilities or under facilities management agreements, and some of Laser Tech's customers purchase advertising services from TC Advertising and Webcraft. Digital Services' operating units, Columbine and Laser Tech, are also developing joint service strategies for advertising agencies and TC Advertising's Target Reach software is being promoted to advertising agencies by Columbine's sales force.


    CAPITALIZE ON NATIONAL DIGITAL WORKFLOW PLATFORM. The Company continues to optimize its nationwide digital communication network to create an Extranet environment linking TC Advertising's and Laser Tech's facilities, enabling the Company and its customers to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on a national scale. This open-standard platform is continuously refined in response to market opportunities. At December 31, 1997, the Company's digital network connected customers and the production centers at all Laser Tech facilities and all Advertising production facilities. TC Advertising production facilities are meeting the rapid output requirements of highly-versioned insert advertising programs, using efficient state of the art, digital page processing systems. Laser Tech has introduced a proprietary, secure telecommunications service called VixNet. It is an open architecture, extranet-based system which allows two-way graphics, text, video and voice communications aimed primarily at advertisers and agencies. Columbine has announced a plan to build a data warehousing service for domestic broadcasters. This service is intended to facilitate the exchange of information between an increasingly large broadcasting group as well as make a significant contribution to the development of electronic data interchange between television and broadcasting stations and advertising agencies.

    PURSUE STRATEGIC ACQUISITIONS. Big Flower continues to review opportunities to extend its businesses and markets in the advertising and marketing services industry and to build its TC Advertising, Webcraft and Laser Tech business units. See "Summary--Recent Developments." In addition, Big Flower adds value to strategic acquisitions by identifying operating synergies, effecting cost savings and improving efficiency. Since its initial acquisitions of TC Advertising, Laser Tech and Webcraft, Big Flower has expanded its products and services through a number of strategic acquisitions that increased the span and scope of each of these industry sectors, as summarized in the table below:


BUSINESS UNIT         BUSINESS ACQUIRED            DATE                                  STRATEGIC SIGNIFICANCE
---------------  ---------------------------  ---------------             ----------------------------------------------------
TC Advertising   KTB Associates, Inc., and    April 1994       -          Increased TC Advertising's capacity and broadened
                   Retail Graphics Holding                                its customer base in the advertising insert industry
                   Company                                                sector
                 PrintCo., Inc.               October 1996     -          Added significant retail accounts and new production
                                                                          capacity
                 Riverside County Publishing  October 1997     -          Expanded presence in the Western United States
                 Company
Webcraft         Scanforms, Inc.              October 1996     -          Expanded customer base among leading financial
                                                                          services and publishing companies
                                                               -          Added additional high-quality laser personalization
                                                                          and short-run capabilities
                 Olwen Direct Mail, Limited   September        -          Established international platform for the Company
                                              1997
                                                               -          Provided multinational direct mail expertise
                                                               -          Enhanced database management capabilities
                 IMPCO Enterprises, Inc.      November 1997    -          Expanded direct marketing capabilities to include
                                                                          database services and response management
Laser Tech       Pacific Color                October 1996     -          Enhanced expertise in digital premedia services
                 Connection, Inc.
                                                               -          Expanded presence in California
                                                               -          Added internet production services
                                                               -          Expanded product lines to include large format
                                                                          advertising products
                 Designer Color*              December 1996    -          Added capability to produce interactive multimedia
                 Systems, Ltd.                                            systems for electronic catalogs and ordering systems
                 Digital Dimensions, Inc.*    December 1996    -          Enhanced digital imaging services platform
                                                               -          Added capability to provide Web site design and
                                                                          execution
                 Gamma One, Inc.              October 1997     -          Provided strategic Northeast presence
                                                               -          Enhanced digital image management and facilitated
                                                                          management capabilities
                 Troypeak Limited and         March 1998       -          Added digital premedia services capacity in Europe
                 Pismo Limited                                 -          Expanded the Company's network for image movement
                                                                          and management to Europe
Columbine        Columbine JDS                October 1997     -          Diversified Big Flower into broadcast media industry
                 Systems, Inc.
                                                               -          Provided strategic coordination between digital
                                                                          moving images and digital still images
                                                               -          Offered software and technology expertise that can
                                                                          be leveraged throughout Big Flower
                 Broadcast Systems Software   November 1997    -          Expanded Columbine's presence in the United Kingdom
                 Limited
                                                               -          Provided PC-based software for television
                                                                          programming



* Now known as DCS, Incorporated.

                            ACQUISITION DEVELOPMENTS

    In September 1997, Big Flower Press acquired Olwen Direct Mail, Limited ("Olwen"). In October 1997, the Company acquired Columbine JDS Systems, Inc. ("Columbine"), certain assets and liabilities of Brown Printing Company, operating as Riverside County Publishing Company ("RCPC") and substantially all of the assets of Gamma One, Inc. ("Gamma One"). Total consideration for these acquisitions, including the assumption and/or repayment of debt, transaction fees and expenses and the net issuance of approximately 1.2 million shares of common stock and options of Big Flower Holdings, Inc. was approximately $290.0 million. In November 1997, the Company acquired Broadcast Systems Software Limited ("BSS") and substantially all of the assets of IMPCO Enterprises, Inc., a Delaware corporation ("IMPCO"). The consideration paid for BSS and IMPCO was not material. All of these acquisitions are hereinafter referred to as "the 1997 acquisitions."


    In March 1998, Big Flower Holdings acquired all of the issued and outstanding shares of capital stock of Troypeak Limited ("Troypeak") and Pismo Limited ("Pismo") from the respective stockholders of Troypeak and Pismo. The Company paid holdings an aggregate of L13.9 million, (approximately $20.4 million) in cash in consideration for the shares exclusive of debt repaid and certain expenses.

OLWEN DIRECT MAIL LIMITED
    In September 1997, Big Flower Press formed a wholly-owned subsidiary, Big Flower Limited ("BGF Limited"), and BGF Limited acquired 100% of the capital stock of Olwen. Headquartered in South London, Olwen provides comprehensive, full service direct mail production services to more than 150 clients in the financial services, advertising and publishing industries. Services include all aspects of direct mail preparation, including prepress, printing, personalization, finishing, and mailing. In addition, Olwen provides a variety of higher value-added database management services such as response analysis and target customer profiling. In addition to its UK headquarters, Olwen also operates a database management and international direct mail group in Baltimore, Maryland.
    Olwen, Big Flower Press' first acquisition outside of the United States, will provide international advertising and marketing services to the Company's multinational customers. Olwen's operations will be coordinated with Webcraft's. The Company believes that Olwen's highly refined short-run capabilities, which are necessary to satisfy Europe's differentiated language and culture-specific markets, will be applicable in several markets throughout the United States. In addition, Olwen establishes an international presence that the Company will seek to use as a platform to position the Company to provide advertising and marketing services across a broader spectrum of media in international markets. COLUMBINE JDS SYSTEMS, INC.
    On October 31, 1997, Big Flower Press acquired Columbine, a Denver, Colorado based company that is a leading provider of software products and related services to the cable, satellite and terrestrial broadcast industries in both the United States and international markets. Columbine's proprietary suite of software products manages the placement of broadcast advertisements, programming material and sales information data for television stations, radio stations, group operators, broadcast and cable networks, cable operators and direct broadcast satellite providers. Columbine's software also assists advertising agencies and media representation firms in the buying and selling of advertising time. Columbine's systems track and time commercials, produce sales analysis and proposals, offer master control automation and provide program management and accounting and finance functions. Columbine has begun the introduction of its Paradigm Integrated Broadcast System ("Paradigm"), a next-generation software system which integrates and automates all information management activities and day-to-day operating support for digital, multi-channel broadcasting environments.

    In addition, Columbine provides management, consulting services, temporary personnel, custom software development, on-site training, and 24-hour technical support to its customers. Columbine is also a value-added reseller of hardware and software technologies complementary with its products for major technology providers including IBM, Tektronix, Hewlett Packard and Microsoft. Columbine operates out of four domestic and three international offices in Denver, New York City, Memphis, San Francisco, London, Sydney and Hong Kong.

    Big Flower Press has formed a wholly-owned subsidiary, Big Flower Digital Services, Inc. ("Big Flower Digital"). Big Flower Digital is the parent company of Columbine and Laser Tech. Big Flower Press believes that there are strategic benefits to coordinating Laser Tech's expertise in the digital management of still images, use of server technology and capacity of broadband telecommunications networks with Columbine's expertise in the digital management of moving images used in advertising and programming services.

RIVERSIDE COUNTY PUBLISHING COMPANY
    On October 15, 1997, Big Flower Press acquired RCPC, a California-based provider of retail advertising insert programs. RCPC became an operating unit of TC Advertising. RCPC adds significant grocery, drug store, and home improvement merchant accounts. RCPC's two California locations add capacity to TC Advertising's nationwide network of offset press facilities, enabling TC Advertising to provide its customers with a highly cost-efficient and effective method of producing multiple versions of inserts for their growing demand for store-specific, targeted advertising.
GAMMA ONE, INC.
    On October 31, 1997, Big Flower Press acquired Gamma One, a New England-based provider of digital premedia services, which became an operating unit of Laser Tech. Gamma One's Northeast facilities will significantly increase Laser Tech's presence in the New York and New England markets. Gamma One's proprietary digital image database management system, strong customer base and facilities management services will add scope and reach to Laser Tech's operations.
BROADCAST SYSTEMS SOFTWARE LIMITED
    On November 6, 1997, Big Flower Press acquired BSS, a UK-based provider of specialist software to the broadcast industry. BSS became an operating unit of Columbine. BSS specializes in software programs that address electronic operations such as long-term planning, program scheduling, acquisitions, library management and commercial sales and bookings. The flagship product of BSS, the Broadcast Master software suite, was the first fully integrated suite of PC-based software for television programming. BSS' Broadcast Master software system complements Columbine's systems and offers the Company's domestic and international customers enhanced resources for the acquisition, analysis and sale of advertising-supported programming in the terrestrial and satellite band media markets.
IMPCO ENTERPRISES, INC.
    On November 18, 1997, Big Flower Press acquired IMPCO, a privately-owned marketing services company based in Rochester, New York. IMPCO became a subsidiary of Webcraft. IMPCO specializes in telemarketing, strategic response management and database management for the communications, healthcare, advertising agency and financial services industries. The additions of IMPCO's database management expertise and response management capabilities are important steps in the Company's strategy of transforming Webcraft into a fully integrated direct marketing provider. IMPCO supplements the Company's direct response capabilities.

TROYPEAK LIMITED AND PISMO LIMITED


    On March 13, 1998, Big Flower Holdings, Inc. the parent of Big Flower Press Holdings, Inc. acquired all of the issued and outstanding shares of Troypeak and Pismo from the respective stockholders of Troypeak and Pismo. Troypeak, headquartered in London, England, specializes in providing full digital premedia services, including digital photography, graphic assembly and digital distribution to advertising agencies and publishers. Pismo is a London-based provider of design and electronic post-production services to advertising agencies. The acquired companies will do business as The Fusion Group and will be operating units of Laser Tech.

                              RECENT DEVELOPMENTS
    On November 28, 1995, TC Advertising entered into a six year $350.0 million revolving credit facility, which was amended on March 19, 1996 to add a $75.0 million term loan (the "Old Credit Facility"). On June 12, 1997, Big Flower Press (i) entered into a new credit facility (as amended to date, the "New Credit Facility") with a group of lenders providing up to $475.0 million of revolving credit loans and (ii) terminated the Old Credit Facility and repaid its loans thereunder. The New Credit Facility provides greater borrowing capacity on more favorable terms, including lower interest rates, and covenant terms which the Company believes provide greater financial flexibility.
    On June 16, 1997, Big Flower Press announced the completion of a secondary offering of 5,958,524 shares of its common stock. On July 15, 1997, a further 750,000 shares of Big Flower Press' common stock were sold pursuant to the underwriters' over-allotment option. In the offering (including the underwriters' over-allotment option), Apollo Big Flower Partners L.P. sold 4,470,922 shares, BT Investment Partners, Inc. sold 1,738,692 shares and certain other stockholders who acquired their shares in connection with Big Flower Press acquisitions of their businesses sold 498,910 shares. Each of Apollo Big Flower Partners L.P. and BT Investment Partners, Inc. sold its entire holding in this offering. Neither the Company's Chairman of the Board, R. Theodore Ammon, nor members of senior management sold any shares in the offering.
    On June 20, 1997, Big Flower Press completed an offering of $250.0 million of its 8 7/8% Senior Subordinated Notes due July 1, 2007 (the 'Initial Outstanding 8 7/8% Private Notes'). On September 25, 1997 all of the Initial Outstanding 8 7/8% Private Notes were exchanged for a like amount of Big Flower Press' 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Initial Outstanding 8 7/8% Notes"). The form and terms of the Initial Outstanding 8 7/8% Notes are identical in all material respects to those of the Initial Outstanding 8 7/8% Private Notes, except for certain transfer restrictions and registration rights relating to the Initial Outstanding 8 7/8% Private Notes.
    On June 24, 1997, Big Flower Press commenced a tender offer (the "Tender Offer") for all of Big Flower Press' outstanding 10 3/4% Senior Subordinated Notes due 2003 (the "10 3/4% Notes"). The Tender Offer expired on July 23, 1997. An aggregate principal amount of approximately $126.7 million (representing substantially all of the then outstanding 10 3/4% Notes) was tendered by holders of the 10 3/4% Notes and accepted for payment by Big Flower Press, the funding for which came from borrowings under the New Credit Facility.

    On September 18, 1997, Big Flower Press' wholly-owned subsidiary, BGF Limited, entered into a L27.0 million (approximately $45.0 million) revolving credit facility (the "UK Facility") and Big Flower Press guaranteed payment of BGF Limited's obligations thereunder. Proceeds from the UK Facility were used
(i) to fund the acquisition of Olwen (see "Acquisition Developments"), (ii) to repay certain indebtedness of Olwen, and (iii) for working capital and general corporate purposes of BGF Limited and Olwen. On March 13, 1998, in connection with the acquisitions of Troypeak and Pismo, the UK Facility was increased to L50.0 million (approximately $82.0 million) and is currently extended on a month-to-month basis. Big Flower Press intends to renew or replace the UK Facility or amend the New Credit Facility to allow borrowings in foreign currencies.

    On October 17, 1997, the Company completed a reorganization of its legal structure pursuant to Section 251 (g) of the Delaware General Corporation Law. Big Flower became the new parent holding company of Big Flower Press, which became a wholly-owned subsidiary, and the common stock of Big Flower Press was automatically exchanged for common stock of the new holding company. The purpose of the reorganization was to facilitate the concurrent offer of the Preferred Securities. The business operations of Big Flower Press did not change as a result of implementing the new legal structure. The reorganization was structured in a manner that did not require action by the stockholders of Big Flower Press, whose rights, privileges and interests remained the same with respect to the new parent corporation. The Company's name, charter, by-laws and board of directors did not change as a result of the reorganization, and the new holding company has the same board of directors as the Company had immediately prior to the reorganization. The common stock of the new parent company trades under the ticker symbol "BGF" on the NYSE.

    On October 20, 1997, Big Flower Press completed an offering of a further $100.0 million of its 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Subsequent Outstanding 8 7/8% Private Notes"). The form and terms of the Subsequent Outstanding 8 7/8% Private Notes are identical in all respects to the form and terms of the Initial Outstanding 8 7/8% Private Notes. On March 13, 1998, all of the Subsequent Outstanding 8 7/8% Private Notes were exchanged for a like amount of Big Flower Press' 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Subsequent Outstanding 8 7/8% Notes" and, together with the Initial Outstanding 8 7/8% Notes, the "Outstanding 8 7/8% Notes), the form and terms of which are identical in all respects to the form and terms of the Initial Outstanding 8 7/8% Notes. On October 20, 1997, the Company also completed the Original Offering.


    The following chart sets forth the organizational structure of Big Flower Holdings, Inc., after taking into account the 1997 acquisitions, the acquisitions of Troypeak and Pismo, and the reorganization described above.

                                    [CHART]

                               BIG FLOWER TRUST I
    Big Flower Trust I is a statutory business trust formed under the Delaware Business Trust Act (the "Trust Act") pursuant to (i) a trust agreement, dated as of October 14, 1997, executed by Big Flower, as depositor (the "Depositor"), and the trustees of Big Flower Trust I (the "BF Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on October 14, 1997. Such trust agreement has been amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). Big Flower owns Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of the Issuer. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities representing undivided beneficial interests in the assets of the Issuer and investing the gross proceeds of the Preferred Securities in the Debentures; (ii) distributing the Issuer's income; and (iii) engaging in only those other activities necessary or incidental thereto. Big Flower Trust I has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.
    Pursuant to the Trust Agreement, the number of BF Trustees is currently three. Two of the BF Trustees (the "Administrative Trustees") are employees or officers of or are affiliated with Big Flower. The third trustee is a financial institution that is unaffiliated with Big Flower, which trustee serves as institutional trustee under the Trust Agreement (the "Property Trustee"). The Bank of New York, a New York banking corporation, is the Property Trustee and will continue as such until removed or replaced by the holder of the Common Securities. The Bank of New York also acts as trustee (the "Guarantee Trustee") under the Guarantee and The Bank of New York (Delaware) acts as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of the Guarantees" and "Description of the Preferred Securities-- Voting Rights; Amendment of the Trust Agreement."
    The Property Trustee holds title to the Debentures for the benefit of the holders of the Preferred Securities and the Property Trustee has the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Debentures. In addition, the Property Trustee maintains exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of the Preferred Securities. The Property Trustee makes payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Preferred Securities out of funds from the Property Account. The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities. Big Flower, as the direct or indirect holder of all the Common Securities, has the right to appoint, remove or replace any BF Trustee and to increase or decrease the number of BF Trustees; provided, that the number of BF Trustees shall be at least three, a majority of which shall be Administrative Trustees. Big Flower will pay all fees and expenses related to the Issuer and the offering of the Preferred Securities. See "Description of the Debentures--Expenses of Issuer."
    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement and the Trust Act. See "Description of the Preferred Securities."
    The address of the Delaware Trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Issuer is c/o Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022.

                                  THE OFFERING


    See "Risk Factors" for a discussion of certain factors to be considered in connection with an investment in the Preferred Securities, including the period and circumstances during and under which payments on the Preferred Securities and the Debentures may be deferred and the related federal income tax consequences.



Securities Offered................  The Issuer's 6% Convertible Quarterly Income Preferred
                                    Securities, liquidation preference of $50 per security
                                    (the "Preferred Securities"). The Preferred Securities
                                    offered hereby were originally issued and sold in the
                                    Original Offering to the Initial Purchasers and were
                                    simultaneously sold by the Initial Purchasers in
                                    transactions exempt from the registration requirements
                                    of the Securities Act in the United States to persons
                                    reasonably believed by the Initial Purchasers to be
                                    qualified institutional buyers as defined in Rule 144A
                                    under the Securities Act, and outside the United States
                                    to non-U.S. persons in offshore transactions in reliance
                                    on Regulation S under the Securities Act.
Issuer............................  Big Flower Trust I, a statutory business trust created under the laws of the State of Delaware.
Distributions.....................  Distributions on the Preferred Securities will be cumulative from the date of original issuance of the
                                    Preferred Securities and will be payable at the annual
                                    rate of 6% of the liquidation preference of $50 per
                                    Preferred Security. Distributions will be made quarterly
                                    in arrears on January 15, April 15, July 15 and October
                                    15, commencing on January 15, 1998 when and to the
                                    extent that funds of the Issuer are available therefor.
                                    The proceeds from the Original Offering were invested in
                                    the Debentures. Interest payment periods on the
                                    Debentures are quarterly, but may be deferred from time
                                    to time by Big Flower for periods of up to 20
                                    consecutive quarters, so long as no Debenture Event of
                                    Default (as defined herein) has occurred and is
                                    continuing. In the event of such a deferral, the Issuer
                                    would be unable to make quarterly Distribution payments
                                    on the Preferred Securities during the period of any
                                    such deferral. During any such deferral period, interest
                                    on the Debentures will continue to accrue (and the
                                    amount of Distributions to which holders of the
                                    Preferred Securities are entitled will accumulate at the
                                    stated rate per annum set forth herein, compounded
                                    quarterly) and holders of Preferred Securities will
                                    continue to be required to accrue interest income for
                                    United States federal income tax purposes. See
                                    "Description of the Debentures-- Option to Extend
                                    Interest Payment Period" and "Certain Federal Income Tax
                                    Consequences--Interest Income and Original Issue
                                    Discount."
Distribution Deferral
  Provisions......................  Big Flower has the right to defer payment of interest on the Debentures at any time or from time to time for a
                                    period not exceeding 20 consecutive quarters with
                                    respect to each
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                                    deferral period (each, an "Extension Period"), provided
                                    that no Extension Period may extend beyond the stated
                                    maturity of the Debentures. Upon the termination of any
                                    such Extension Period and the payment of all amounts
                                    then due on any Interest Payment Date, Big Flower may
                                    elect to begin a new Extension Period subject to the
                                    requirements set forth herein. If interest payments on
                                    the Debentures are so deferred, Distributions on the
                                    Preferred Securities will also be deferred and Big
                                    Flower will not be permitted, subject to certain
                                    exceptions set forth herein, to declare or pay any cash
                                    distributions with respect to Big Flower capital stock
                                    or debt securities (including guarantees of indebtedness
                                    for borrowed money) that rank PARI PASSU with or junior
                                    to the Debentures.
Liquidation Preference............  $50 per Preferred Security, and all accrued and unpaid
                                    Distributions.
Conversion into Big Flower
  Common Stock....................  Each Preferred Security is convertible in the manner described below at the option of the holder, at any
                                    time, into shares of Big Flower Common Stock at the rate
                                    of 1.7344 shares of Big Flower Common Stock for each
                                    Preferred Security (equivalent to a conversion price of
                                    $28.828 per share of Big Flower Common Stock), subject
                                    to adjustment in certain circumstances. A holder of
                                    Preferred Securities wishing to exercise its conversion
                                    right shall surrender any or all of such Preferred
                                    Securities, together with an irrevocable conversion
                                    notice, to the paying, conversion and exchange agent
                                    acting on behalf of the holders of Preferred Securities
                                    (the "Conversion Agent"), which shall exchange the
                                    Preferred Securities for a portion (equal to the
                                    aggregate liquidation preference of the Preferred
                                    Securities being so converted) of the Debentures held by
                                    the Issuer and immediately convert such Debentures into
                                    Big Flower Common Stock. A holder generally will not
                                    recognize taxable gain or loss upon the exchange through
                                    the Conversion Agent of the Preferred Securities for a
                                    proportionate share of the Debentures, followed
                                    immediately thereafter by the conversion of the
                                    Debentures into Big Flower Common Stock. See "Certain
                                    Federal Income Tax Consequences--Conversion of Preferred
                                    Securities into Big Flower Common Stock." Whenever Big
                                    Flower issues shares of Big Flower Common Stock, subject
                                    to certain conditions, upon conversion of Preferred
                                    Securities, Big Flower will issue, together with each
                                    such share of Big Flower Common Stock, an appropriate
                                    number of rights if Big Flower has a share purchase
                                    rights agreement then in effect. See "Description of
                                    Capital Stock."
Redemption........................  Except as provided below, the Preferred Securities may not be redeemed by the Issuer prior to October 15, 2000.
                                    From time to time on or after such date, the Preferred
                                    Securities will be subject to redemption, in whole or in
                                    part, at the
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                                    redemption prices set forth herein (together with all
                                    accrued and unpaid Distributions, to the date fixed for
                                    redemption) upon any permitted redemption of Debentures
                                    by Big Flower. The Preferred Securities may not,
                                    however, be redeemed unless and until all accrued and
                                    unpaid Distributions thereon have been paid in full on
                                    all outstanding Preferred Securities through the last
                                    Distribution date prior to and including the date of
                                    redemption. See "Description of the Preferred
                                    Securities-- Optional Redemption" and "Description of
                                    the Debentures-- Optional Redemption."
                                    The Preferred Securities are subject to mandatory
                                    redemption upon the repayment at maturity or as a result
                                    of acceleration of the Debentures. See "Description of
                                    the Preferred Securities-- Trust Agreement Events of
                                    Default; Notice" and "Description of the Preferred
                                    Securities--Mandatory Redemption."
Special Event Exchange or
  Redemption......................  Upon the occurrence of a Tax Event (as defined below) or an Investment Company Event (as defined below), the BF
                                    Trustees shall direct the Conversion Agent to exchange
                                    all outstanding Preferred Securities for Debentures,
                                    provided that, in the case of a Tax Event, the BF
                                    Trustees shall have the right to direct that less than
                                    all of the Preferred Securities be so exchanged if and
                                    for so long as Big Flower shall have elected to pay
                                    Additional Sums (as defined below) such that the amounts
                                    received by the holders of Preferred Securities that
                                    remain outstanding are not reduced thereby and shall not
                                    have revoked any such election or failed to make such
                                    payments. Upon the occurrence of a Tax Event, the
                                    Debentures may be redeemed by Big Flower on or after
                                    October 15, 2000 at 100% of the principal amount
                                    thereof, plus accrued and unpaid interest thereon. In
                                    the event the Debentures are redeemed by Big Flower, the
                                    Preferred Securities will be redeemed by the BF Trustees
                                    at $50 per Preferred Security together with accrued and
                                    unpaid Distributions thereon. See "Description of the
                                    Preferred Securities--Special Event Exchange or
                                    Redemption."
                                    A "Special Event" means a Tax Event or an Investment
                                    Company Event. A "Tax Event" means the receipt by the
                                    Property Trustee, on behalf of the Issuer, of an opinion
                                    of counsel, rendered by a law firm having a national tax
                                    and securities practice (which opinion shall not have
                                    been rescinded by such law firm), to the effect that, as
                                    a result of any amendment to, or change (including any
                                    announced prospective change) in, the laws (or any
                                    regulations thereunder) of the United States or any
                                    political subdivision or taxing authority thereof or
                                    therein affecting taxation, or as a result of any
                                    official administrative pronouncement or judicial
                                    decision interpreting or applying such laws or
                                    regulations, which amendment or change is effective or
                                    such
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                                    pronouncement or decision is announced on or after the
                                    date of issuance of the Preferred Securities under the
                                    Trust Agreement, there is more than an insubstantial
                                    risk in each case after the date hereof that (i) the
                                    Issuer is, or will be within 90 days of the date
                                    thereof, subject to United States federal income tax
                                    with respect to income received or accrued on the
                                    Debentures, (ii) interest payable by Big Flower on such
                                    Debentures is not, or within 90 days of the date thereof
                                    will not be, deductible by Big Flower, in whole or in
                                    part, for United States federal income tax purposes; or
                                    (iii) the Issuer is, or will be within 90 days of the
                                    date thereof, subject to more than a DE MINIMIS amount
                                    of other taxes, duties or other governmental charges.
                                    "Investment Company Event" means the receipt by the
                                    Property Trustee, on behalf of the Issuer, of an opinion
                                    of counsel, rendered by a law firm having a recognized
                                    national tax and securities practice (which opinion
                                    shall not have been rescinded by such law firm), to the
                                    effect that, as a result of the occurrence of a change
                                    in law or regulation or a change in interpretation or
                                    application of law or regulation by any legislative
                                    body, court, governmental agency or regulatory authority
                                    (a "Change in 1940 Act Law"), that there is more than an
                                    insubstantial risk that the Issuer is or will be
                                    considered an "investment company" that is required to
                                    be registered under the Investment Company Act of 1940,
                                    as amended (the "Investment Company Act"), which Change
                                    in 1940 Act Law becomes effective on or after the date
                                    of original issuance of the Preferred Securities.
                                    "Additional Sums" means the additional amounts as may be
                                    necessary in order that the amount of Distributions then
                                    due and payable by the Issuer on the outstanding
                                    Preferred Securities and Common Securities of the Issuer
                                    shall not be reduced as a result of any additional
                                    taxes, duties and other governmental charges to which
                                    the Issuer has become subject as a result of a Tax
                                    Event.
Distribution of Debentures........  At any time, Big Flower will have the right to terminate the Issuer and, after satisfaction of the liabilities of
                                    creditors of the Issuer as provided by applicable law,
                                    cause the Debentures to be distributed to the holders of
                                    the Preferred Securities in liquidation of the Issuer.
                                    See "Description of the Preferred
                                    Securities--Distribution of Debentures."
Guarantee.........................  Pursuant to the Guarantee, Big Flower has irrevocably agreed, on a subordinated basis (as to all Secured
                                    Indebtedness of Big Flower), to guarantee the payment in
                                    full of (a) the Distributions payable by the Issuer on
                                    the Preferred Securities, if and to the extent the
                                    Issuer has funds on hand available therefor, (b) the
                                    redemption price (together with accumulated and unpaid
                                    Distributions) of the Preferred Securities, to the
                                    extent the Issuer has funds on hand available therefor,
                                    and (c) payments on liquidation with respect to the
                                    Preferred Securities (unless
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                                    the Debentures are distributed to the holders of the
                                    Preferred Securities), to the extent that there are
                                    assets of the Issuer available for distribution to
                                    holders of the Preferred Securities. A holder of
                                    Preferred Securities may enforce Big Flower's
                                    obligations under the Guarantee directly against Big
                                    Flower, and Big Flower waives any right to require that
                                    an action be brought against the Issuer or any other
                                    person before proceeding against Big Flower. The
                                    Guarantee constitutes an unsecured obligation of Big
                                    Flower and ranks subordinate and junior in right of
                                    payment to all Secured Indebtedness of Big Flower and
                                    PARI PASSU with any unsecured debt now or hereafter
                                    incurred by Big Flower. See "Risk Factors--Ranking of
                                    Subordinated Obligations Under the Guarantee and the
                                    Debentures" and "--Structural Subordination" and
                                    "Description of the Guarantee."
Voting Rights.....................  Holders of Preferred Securities will generally have limited voting rights relating only to the modification
                                    of the Preferred Securities. Holders of Preferred
                                    Securities will not be entitled to vote to appoint,
                                    remove or replace the BF Trustees, which voting rights
                                    are vested exclusively in the holder of the Common
                                    Securities. The BF Trustees and Big Flower may amend the
                                    Trust Agreement without the consent of holders of
                                    Preferred Securities to ensure that the Issuer will be
                                    classified for United States federal income tax purposes
                                    as a grantor trust even if such action adversely affects
                                    the interests of such holders. See "Description of the
                                    Preferred Securities--Voting Rights; Amendment of the
                                    Trust Agreement."
Debentures........................  The Debentures have a maturity of 30 years from the date of original issuance and bear interest at the rate of 6%
                                    per annum payable quarterly in arrears. Big Flower has
                                    the right from time to time to select an interest
                                    payment period or periods longer than one quarter
                                    (during which period or periods interest will compound
                                    quarterly), provided that no such deferral of interest
                                    payments will exceed 20 consecutive quarters and
                                    provided further that no such deferral of interest
                                    payments may extend beyond the stated maturity of the
                                    Debentures. Accordingly, Distribution payments on the
                                    Preferred Securities may not be deferred beyond the
                                    stated maturity of the Debentures. If Big Flower defers
                                    interest payments longer than one quarter, subject to
                                    certain exceptions, it will be prohibited from paying
                                    dividends on any of its capital stock and making certain
                                    other restricted payments until quarterly interest
                                    payments are resumed and all accrued and unpaid interest
                                    on the Debentures is brought current. Big Flower will
                                    have the right to make partial payments of such interest
                                    during a deferral of interest payments.
                                    The Debentures are convertible into shares of Big Flower
                                    Common Stock at the option of the holders thereof at a
                                    conversion rate of 1.7344 shares of Big Flower Common
                                    Stock
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                                    for each $50 in principal amount of Debentures
                                    (equivalent to a conversion price of $28.828 per share
                                    of Big Flower Common Stock) subject to certain
                                    adjustments set forth herein. The Issuer has covenanted
                                    not to convert Debentures except pursuant to a notice of
                                    conversion delivered to the Conversion Agent by a holder
                                    of Preferred Securities.
                                    In addition, on and after October 15, 2000, the
                                    Debentures are redeemable at the option of Big Flower at
                                    any time, in whole or in part, at the redemption prices
                                    set forth herein, together with accrued and unpaid
                                    interest to the date fixed for redemption. The
                                    Debentures may not, however, be redeemed unless and
                                    until all accrued and unpaid interest thereon has been
                                    paid in full on all outstanding Debentures through the
                                    last interest payment date prior to and including the
                                    date of redemption. See "Description of the Debentures--
                                    Optional Redemption." The Debentures are also
                                    redeemable, in whole or in part, upon the occurrence and
                                    continuation of a Tax Event. See "Description of the
                                    Preferred Securities--Special Event Exchange or
                                    Redemption."
                                    The payment of the principal of and interest on the
                                    Debentures is subordinated in right of payment to all
                                    future Secured Indebtedness of Big Flower. As of
                                    December 31, 1997, Big Flower Press had aggregate
                                    liabilities of $875.0 million, all of which was
                                    structurally senior to the Debentures. See "Risk
                                    Factors--Ranking of Subordinated Obligations Under the
                                    Guarantee and the Debentures" and "--Structural
                                    Subordination." While the Preferred Securities are
                                    outstanding, the Issuer will not have the right to amend
                                    the Indenture or the terms of the Debentures in a way
                                    that materially adversely affects the holders of the
                                    Preferred Securities or to waive a Debenture Event of
                                    Default without the consent of holders of at least a
                                    majority in aggregate liquidation preference of the
                                    Preferred Securities and, in certain cases, the Common
                                    Securities then outstanding. See "Description of the
                                    Debentures--Modification of Indenture."
Use of Proceeds...................  The Selling Holders will receive all of the proceeds from any sale of the Offered Securities. Neither the
                                    Company nor the Issuer will receive any proceeds from
                                    the sale of Offered Securities.
Shelf Registration Statement......  Under the terms of the registration rights agreement dated October 20, 1997 between the Issuer, the Company
                                    and the Initial Purchasers (the "Registration Rights
                                    Agreement") the Issuer and Big Flower have agreed to
                                    file with the Commission, within 90 days after October
                                    20, 1997, the closing date of the Original Offering,
                                    (the "Closing Date") and use their best efforts to cause
                                    to become effective within 180 days after October 20,
                                    1997, a shelf registration statement (the "Shelf
                                    Registration Statement") with respect to the resale of
                                    the Preferred Securities, the Debentures, the Guarantee
                                    and the
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                                       21
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                                    Common Stock issuable upon conversion of the Preferred
                                    Securities and the Debentures (the "Registrable
                                    Securities") and to keep the Shelf Registration
                                    Statement effective until two years from the latest date
                                    of issuance of any of the Preferred Securities (or such
                                    earlier date when the holders of such Registrable
                                    Securities are able to sell all Registrable Securities
                                    immediately without restriction pursuant to Rule 144(k)
                                    under the Securities Act or any successor rule thereto
                                    or otherwise) (the "Effectiveness Period"). If the Shelf
                                    Registration Statement has not been filed within 90 days
                                    of the Closing Date or has not been declared effective
                                    within 180 days of the Closing Date, additional
                                    Distributions will accrue on the Preferred Securities
                                    and additional interests will accrue on the Debentures
                                    until such registration statement is declared effective
                                    at an annual rate of 0.25% of the liquidation amount for
                                    the first 90 days and at an annual rate of 0.50% of the
                                    liquidation amount thereafter. See "Description of the
                                    Preferred Securities--Registration Rights Agreement." In
                                    the event that the Shelf Registration Statement ceases
                                    to be effective during the Effectiveness Period for more
                                    than 90 days, whether or not consecutive, during any
                                    12-month period then the interest rate borne by the
                                    Debentures and the distribution rate borne by the
                                    Preferred Securities will each increase by an additional
                                    0.50% per annum from the 91st day of the applicable
                                    12-month period such Shelf Registration Statement ceases
                                    to be effective until such time as the Shelf
                                    Registration Statement again becomes effective. Use of
                                    the prospectus included in such registration statement
                                    is subject to suspension by the Issuer or Big Flower at
                                    certain times under certain circumstances relating to
                                    pending corporate developments affecting the Company and
                                    public filings with the Commission and similar events.
                                    The Shelf Registration Statement is generally intended
                                    to permit the Selling Security holders to resell from
                                    time to time the Registrable Securities that they
                                    purchased in transactions which were exempted from the
                                    registration requirements of the Securities Act.
                                    Purchasers of the Registrable Securities offered
                                    pursuant to this Prospectus will not have any rights
                                    under the Registration Rights Agreement (although all of
                                    the Registrable Securities sold pursuant to this
                                    Registration Statement will be freely tradeable except
                                    by purchasers who are "affiliates" of the Company or the
                                    Issuer or "underwriters" of the Registrable Securities
                                    for purposes of the Securities Act). The Shelf
                                    Registration Statement, of which this Prospectus is a
                                    part, has been filed by the Company and the Issuer with
                                    the Commission in order to meet the Company's and the
                                    Issuer's obligations under the Registration Rights
                                    Agreement. See "Description of the Preferred
                                    Securities--Registration Rights Agreement."
Trading...........................  The Preferred Securities are eligible for trading in the
                                    PORTAL market. The common stock of Big Flower is traded
                                    on the New York Stock Exchange.
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                                       22
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                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES SHOULD CAREFULLY CONSIDER
THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN
THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE PREFERRED SECURITIES.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES

    The obligations of Big Flower under the Guarantee issued by Big Flower for the benefit of the holders of Preferred Securities are unsecured and rank subordinate and junior in right of payment to all Secured Indebtedness of Big
Flower and PARI PASSU with any unsecured debt now or hereafter incurred by Big
Flower. The obligations of Big Flower under the Debentures are subordinate and junior in right of payment to all Secured Indebtedness of Big Flower. The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon Big Flower's making payments on the Debentures as and when required. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt that may be incurred by Big Flower and its subsidiaries. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Debentures-- Subordination."

STRUCTURAL SUBORDINATION


    Big Flower is a holding company and its assets consist primarily of investments in its subsidiaries. The Debentures are obligations exclusively of Big Flower. Big Flower's ability to service its indebtedness, including the Debentures, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to Big Flower in the form of dividends, loans or advances, and repayment of loans and advances from Big
Flower. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. As of December 31, 1997, Big Flower Press would have had, on a consolidated basis liabilities of $875.0 million, all of which is structurally senior to the Debentures. The terms of the Outstanding 8 7/8% Notes and the New
Credit Facility restrict the payment of distributions by Big Flower Press to Big
Flower. As of December 31, 1997 on a pro forma basis after giving effect to (a) the consummation of the Original Offering of the Preferred Securities and the application of the proceeds thereof, (b) the concurrent Offering by Big Flower
Press of the Outstanding 8 7/8% Notes and the application of the proceeds thereof and (c) the 1997 acquisitions. Big Flower Press had available for such distributions $96.8 million under the Outstanding 8 7/8% Notes and $30.2 million under the New Credit Facility. See "Description of the Preferred Securities."


    In addition, creditors of Big Flower's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by Big Flower.
Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to Big Flower, except to the extent that Big Flower itself is recognized as a creditor of such subsidiary, in which case the claims of Big
Flower would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Big
Flower. See "Description of the Preferred Securities--Distributions" and
"Description of the Debentures--Option to Extend Interest Payment Period."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    Big Flower has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Big

                                       23

Flower may select a new Extension Period and terminate the payments of all amounts then due, subject to the requirements described herein. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions) during any such Extension Period.

    Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) in respect of its pro rata share of the deferred interest allocable to the Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in its gross income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Issuer if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount." Moreover, if a holder of Preferred Securities converts its Preferred Securities into Big Flower Common Stock during an Extension Period, the holder will not receive any cash related to the deferred Distribution. Additionally, during the pendency of any Extension Period, Big Flower will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distribution with respect to Big Flower capital stock or debt securities (including guarantees of indebtedness for money borrowed) that rank PARI PASSU with or junior to the Debentures. As of the date of this Offering Circular, Big Flower has no indebtedness, and Big Flower Press has not paid cash dividends on its common stock and Big Flower intends to continue this policy for the foreseeable future. See "Description of the Preferred Securities--Distributions."

    Big Flower has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. However, should Big Flower elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Big Flower's right to defer interest payments, the price at which the Preferred Securities trade (which represent preferred undivided beneficial interests in the Debentures) may be more volatile than the trading prices of other securities that are not subject to such deferrals.

SPECIAL EVENT EXCHANGE OR REDEMPTION

    Upon certain circumstances following the occurrence and continuation of a Special Event, the Preferred Securities are also subject to (i) exchange in whole or, in the case of a Tax Event, in whole or in part, in the manner described herein, for the Debentures or (ii) redemption, in whole or in part, on or after October 15, 2000 in the case of a Tax Event. See "Description of the Preferred Securities--Special Event Exchange or Redemption."

    There can be no assurance as to the market prices for Preferred Securities or Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer occurs or if the Preferred Securities are exchanged for Debentures in connection with a Special Event. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Debentures on termination of the Issuer or if the Preferred Securities are exchanged for Debentures in connection with a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Debentures and should carefully review all the information regarding the Debentures contained herein. See "Description of the Preferred Securities--Special Event Exchange or Redemption" and "Description of the Debentures--General."

RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time; (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment to the extent that the Issuer has funds on hand available therefor at such time and
(b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939.

    As part of the Guarantee, Big Flower will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Common Stock or Debentures.

    The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a proceeding directly against Big Flower to enforce its rights under the Guarantee without first instituting a proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If Big Flower were to default on its obligation to pay amounts payable under the Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing, a holder of Preferred Securities would be required to rely on its enforcement by the Property Trustee of its rights as registered holder of the Debenture against Big Flower pursuant to the terms of the Debenture. If, however, such event is attributable to the failure of Big Flower to pay interest on or principal of the Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may directly institute a proceeding against Big Flower for enforcement of payment to such holder of the interest on or principal of such Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, Big Flower will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by Big Flower to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Debentures or assert directly any other rights in respect of the Debentures. See "Description of the Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Guarantee" and "Description of the Debentures--Debenture Events of Default." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Trust Agreement Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Debentures against Big Flower. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the

Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against Big Flower. Notwithstanding the foregoing, if a Trust Agreement Event of Default occurs that results from the failure of Big Flower to pay principal of or interest on the Debentures when due (or in the case of a redemption, on the redemption date), during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against Big Flower to obtain payment to such holder of such principal or interest on Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. See "Description of the Preferred Securities--Trust Agreement Events of Default; Notice" and "--Voting Rights; Amendment of the Trust Agreement."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities generally have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Debentures. Holders of Preferred Securities are not entitled to vote to appoint, remove or replace the BF Trustees (as defined), which voting rights are vested exclusively in the holder of the Common Securities. The BF Trustees and Big Flower may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement."

POSSIBLE TAX LEGISLATION

    Prospective investors should be aware that legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by Big Flower and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Exchange or Redemption."


ABSENCE OF PUBLIC MARKET FOR THE PREFERRED SECURITIES



    Although the Preferred Securities are approved for trading in the PORTAL market, there currently is no public market for the Preferred Securities and there can be no assurance as to the liquidity of the market for the Preferred Securities, the ability of holders of the Preferred Securities to sell such securities or the price at which holders would be able to sell. Although the Issuer and the Company will use their best efforts to maintain the effectiveness of a Shelf Registration Statement for resales during the periods described herein, they will be entitled to restrict resales thereunder for limited periods upon certain events. See "Description of Preferred Securities--Registration Rights Agreement".


TRADING PRICE OF PREFERRED SECURITIES


    There can be no assurance as to the market prices for the Preferred Securities, the Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer occurs or the Common Stock issuable upon conversion of the Preferred Securities or the Debentures. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, the Debentures that a holder of the Preferred Securities may receive on liquidation of the Issuer or the Common Stock issuable upon conversion of the Preferred Securities or the Debentures, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. In addition, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder disposing of Preferred Securities between record dates for payments of distributions thereon will nevertheless be required for United States Federal income tax purposes to include accrued but unpaid interest on the Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to the adjusted tax basis in the holder's Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales of Preferred Securities."

LEVEL OF INDEBTEDNESS


    At December 31, 1997, Big Flower Press had approximately $592.3 million of indebtedness, including capitalized lease obligations. Big Flower Press may borrow an additional amount of up to approximately $153.1 million without restriction under the New Credit Facility. In addition, subject to the restrictions in the New Credit Facility and the indenture governing the Outstanding 8 7/8% Notes (the "Notes Indenture"), Big Flower Press may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. In addition, at December 31, 1997, Big Flower Press had significant commitments under operating leases and approximately $101.1 million was outstanding under the A/R Securitization (as defined).



    The level of Big Flower Press' (and its new parent company's ) consolidated indebtedness could have important consequences to holders of the Preferred Securities and the Debentures, including: (i) a significant portion of Big Flower Press' cash flow from operations must be dedicated to debt service, (including debt service on the Outstanding 8 7/8% Notes and the New Credit Facility) and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility than the Company.


COMPETITION

    The advertising and marketing services industry is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality and servicing the specialized needs of customers. During recent periods of economic downturn, excess production capacity in the Company's business sectors has resulted in more competitive pricing in such sectors.

RAW MATERIALS--PAPER

    The cost of paper is a principal factor in TC Advertising's pricing to certain customers. As TC Advertising is the Company's largest operating unit, the cost of paper significantly affects the Company's net sales. TC Advertising is generally able to pass increases in the cost of paper to its customers, while decreases in paper costs generally result in lower prices to customers. Volatility in paper costs results in a corresponding volatility in the Company's net sales, but generally has not affected volume or profits to any significant extent. To the extent that there are paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, the Company's results of operations (primarily those of TC Advertising) could be materially adversely affected.

    Capacity in the paper industry has remained relatively stable in recent years. Increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades utilized by the Company. Any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its suppliers, which include many of the leading paper companies in North America, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

MANAGEMENT OF GROWTH


    The Company's primary objective is to be the leading provider of marketing and advertising services for retailers, national manufacturers and advertising agencies, among others. One of the key elements of the Company's strategy includes strategic acquisitions to expand and diversify the Company's products and services in the advertising and marketing services industry. Since April 1, 1994, the Company has completed 18 acquisitions to increase and diversify its industry position. The Company continues to seek similar or complementary businesses and intends to continue its acquisition program in the future. This program may require significant management time and capital resources. Such acquisitions are likely to require the incurrence and/or assumption of indebtedness and other obligations, the issuance of equity securities or some combination thereof. While the Company anticipates that its acquisitions will be beneficial, the Company cannot predict if any such transactions will be consummated, the terms or forms of consideration required in any such transactions, nor whether the acquired businesses will be successfully integrated into the Company's operations. Accordingly, no assurance can be made that such acquisitions will not have a material adverse effect on the Company's performance.


CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

    The New Credit Facility, the Notes Indenture and the other outstanding debt instruments of Big Flower Press impose certain operating and financial restrictions on Big Flower Press, affecting, and in certain cases limiting, among other activities, the ability of Big Flower Press to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that Big Flower Press will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Debentures.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

    The Company is subject to federal, state, local and foreign environmental laws, regulations and ordinances relating to protection of the environment and human health and safety, including those concerning the discharge, storage, handling and disposal of hazardous or toxic waste and materials. Such laws, regulations and ordinances provide for the imposition of significant fines and penalties and may impose liability for the costs of cleaning up sites of past spills, disposals or other releases of hazardous substances. From time to time, operations of the Company have resulted or may result in noncompliance with or liability for cleanup pursuant to such laws, regulations and ordinances. In addition, TC Advertising and Webcraft have been identified as potentially responsible parties under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under certain analogous state laws, for several sites to which TC Advertising or Webcraft, among others, sent waste in the past. While the Company believes that any such noncompliance or liability under current environmental laws will not have a material adverse effect on its results of operations and financial condition, there can be no assurances that such matters will not ultimately have such an effect and nor can management predict what environmental laws will be enacted in the future, how existing or future laws or regulations will be enforced, administered or interpreted, or the amount of future expenditures which may be required in order to comply with such laws.

RELIANCE ON KEY PERSONNEL

    The efforts of a relatively small number of key management and operating personnel will largely determine the Company's success. The loss of any of such personnel could adversely affect the Company. The Company's success also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. There can be no assurance that the Company will be able to hire or retain necessary personnel.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

    Columbine must continually change and improve its products in response to changes in operating systems, application and networking software, computer and communications hardware, programming tools and computer language technology. The future operating results of the Company may be affected by Columbine's ability to enhance its current products and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of its customers and that keep pace with technological developments, new competitive product offerings and emerging industry standards. If Columbine does not respond adequately to the need to develop and introduce new products or enhancements of existing products in a timely manner, the Company's business, operating results and financial condition may be materially adversely affected.

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from any sale of the Offered Securities. Neither the Company nor the Issuer will receive any proceeds from the sale of Offered Securities.

                              ACCOUNTING TREATMENT


    The financial statements of the Issuer are reflected in Big Flower's consolidated financial statements with the $115.0 million of Preferred Securities shown as "Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust whose sole assets are the Convertible Subordinated Debentures of the Company." The notes to the Company's consolidated financial statements reflect that the sole asset of Big Flower Trust I is $118.6 million principal amount of the Debentures.



            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                                  (UNAUDITED)



    The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five fiscal periods in the period ended December 31, 1997.


                                                        YEAR         YEAR        SIX MONTHS        YEAR       323 DAYS
                                                        ENDED        ENDED          ENDED          ENDED        ENDED
                                                      12/31/97     12/31/96       12/31/95        6/30/95      6/30/94
                                                     -----------  -----------  ---------------  -----------  -----------
Ratio of earnings to fixed
 charges (1).......................................        --(2)        1.1x           1.5x           1.1x         --(2)


                                                          PREDECESSOR TC
                                                           ADVERTISING
                                                     ------------------------
                                                       42 DAYS       YEAR
                                                        ENDED        ENDED
                                                       8/11/93      6/30/93
                                                     -----------  -----------
Ratio of earnings to fixed
 charges (1).......................................        --(2)        1.7x


------------------------------
(1) The ratio of earnings to fixed charges is computed by dividing income before taxes, interest expense and other fixed charges by the sum of (i) total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest and (ii) preferred stock dividends, adjusted to a pretax basis, on the Preferred Securities.

(2) Earnings were inadequate to cover fixed charges by $0.2 million for Predecessor TC Advertising for the 42 days ended August 11, 1993 and $0.8 million and $13.1 million for Big Flower for the 323 days ended June 30, 1994 and the year ended December 31, 1997, respectively. Adjusted to eliminate non-cash charges of depreciation and amortization of $28.8 million and $67.3 million for the 323 days ended June 30, 1994 and the year ended December 31, 1997, respectively, such earnings would have exceeded fixed charges by $27.9 million and $54.2 million, respectively.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    This summary of certain terms of the Preferred Securities and of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are available for inspection at the corporate trust office of the Property Trustee in New York, New York. Wherever particular Sections of, or terms defined in, such documents are referred to herein, such Sections or defined terms are incorporated by reference herein.

GENERAL

    Pursuant to the terms of the Trust Agreement, the BF Trustees, on behalf of the Issuer, issued the Preferred Securities and the Common Securities in the Original Offering. The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer and the Common Securities represent common undivided beneficial interests in the assets of the Issuer. All of the Common Securities are owned by Big Flower. The Preferred Securities rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Debentures is held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Trust Agreement does not permit the issuance by the Issuer of any securities other than the Preferred Securities and the Common Securities or the incurrence of any indebtedness by the Issuer. The payment of Distributions out of money held by the Issuer, and payments upon redemption of the Preferred Securities or liquidation of the Issuer, are guaranteed by Big Flower to the extent described under "Description of the Guarantee." The Guarantee is held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient available funds to pay such Distributions. The remedy of a holder of Preferred Securities in such an event is as described herein in "--Enforcement of Certain Rights by Holders of Preferred Securities" and in "--Voting Rights; Amendment of the Trust Agreement."

DISTRIBUTIONS


    Distributions on each Preferred Security are payable at the annual rate of 6% of the liquidation preference of $50 per Preferred Security. Distributions accumulate from the date of original issuance and are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year to holders of record on the applicable record date, commencing January 15, 1998 when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional Distributions or other payment in respect of any such delay (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.


    So long as no Debenture Event of Default has occurred and is continuing, Big Flower has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by the Issuer during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, Big Flower may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Big Flower's capital stock, or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Big Flower that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Big Flower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made,
(b) payments under the Guarantee, (c) purchases of Common Stock related to the issuance of Common Stock under any of Big Flower's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of Big Flower's capital stock or the exchange or conversion of one series or class of Big Flower's capital stock for another series or class of Big Flower's capital stock, and (e) the purchase of fractional interests in shares of Big Flower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, Big Flower may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Big Flower may elect to begin a new Extension Period. See "Description of the Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    Big Flower has no current intention to exercise its right to defer payments of interest by extending the interest payment period on the Debentures.

    Distributions with respect to the Preferred Securities must be paid on the dates payable to the extent that the Issuer has funds available for the payment of such Distributions in the Property Account. The funds of the Issuer available for distribution to holders of the Preferred Securities are limited to payments under the Debentures in which the Issuer invested the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of the Debentures." If Big Flower does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds on hand available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Big Flower on a limited basis as set forth herein under "Description of the Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) next preceding the relevant distribution date. As long as the Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Certain Book-Entry Procedures for Global Certificates."

CONVERSION RIGHTS

    GENERAL

    The Preferred Securities are convertible at any time, at the option of the holder thereof and in the manner described below, into shares of Common Stock at an initial conversion rate of 1.7344 shares of Common Stock for each Preferred Security (equivalent to a conversion price of $28.828 per share of Common Stock), subject to adjustment as described under "--Conversion Price Adjustments" below. Whenever Big Flower issues shares of Common Stock upon conversion of Preferred Securities and Big

Flower has in effect at such time a share purchase rights agreement under which holders of Common Stock are issued rights entitling the holders thereof under certain circumstances to purchase an additional share or shares of Common Stock, Big Flower will issue, together with each such share of Common Stock, an appropriate number of such rights. For a description of Big Flower's existing shareholder rights agreement, see "Description of Capital Stock--Rights."

    A holder of Preferred Securities wishing to exercise its conversion right shall surrender such Preferred Securities together with an irrevocable conversion notice to the Property Trustee, as conversion agent or to such other agent appointed for such purpose (the "Conversion Agent"), which shall, on behalf of such holder, exchange the Preferred Securities for a portion of the Debentures and immediately convert such Debentures into Common Stock. So long as a book-entry system for the Preferred Securities is in effect, however, the procedures for converting the Preferred Stock that are in the form of Global Certificates into shares of Common Stock will be as described under "--Certain Book-Entry Procedures for Global Certificates." Big Flower's delivery upon conversion of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional share) shall be deemed to satisfy Big Flower's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, see "Certain Federal Income Tax Consequences--Conversion of Preferred Securities into Big Flower Common Stock." Holders may obtain copies of the required form of the conversion notice from the Conversion Agent.

    Accrued Distributions will not be paid on Preferred Securities that are converted, PROVIDED HOWEVER, that holders of Preferred Securities at the close of business on a Distribution payment record date will be entitled to receive the Distribution payable on such Preferred Securities on the corresponding Distribution payment date notwithstanding the conversion of such Preferred Securities on or subsequent to such Distribution record date but prior to such Distribution payment date. Except as provided in the immediately preceding sentence, the Issuer will make no payment or allowance for accumulated and unpaid Distributions, whether or not in arrears, on converted Preferred Securities. Big Flower will make no payment or allowance for dividends on the shares of Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

    Shares of Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and non-assessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

    CONVERSION PRICE ADJUSTMENTS

    GENERAL. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in Common Stock on Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase Common Stock at less than the then Current Market Price; (iii) subdivisions and combinations of Common Stock; (iv) the payment of dividends (and other distributions) to all holders of Common Stock consisting of evidences of indebtedness of Big Flower, securities or capital stock, cash, or assets (including securities, but excluding those rights or warrants referred to above in clause (ii) and dividends and distributions paid exclusively in cash); (v) the payment of dividends (and other distributions) on Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence), and (B) cash dividends if the annualized per share amount thereof does not exceed 12.5% of the last sale price of Common Stock, as reported on the NYSE Consolidated Transactions Tape, on the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 12.5% of such Current Market Price); and (vi) payment in respect of a tender or exchange offer (other than an odd-lot offer) by Big Flower or any subsidiary of Big Flower for Common Stock at a price per share in excess of 110% of the Current Market Price of Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer (such adjustment being limited, in respect of the excess over Current Market Price, to the amount in excess of 110% of such Current Market Price).

    If the distribution date for the Rights of Big Flower provided in the Rights Agreement, as presently constituted or under any similar plan (see "Description of Capital Stock--Rights and Junior Preferred Stock"), occurs prior to the date a Preferred Security is converted, holders of the Preferred Securities who convert such Preferred Securities after the distribution date are not entitled to receive the Rights that would otherwise be attached (but for the date of conversion) to the shares of Common Stock received upon such conversion. However, adjustment of the conversion price shall be made under clause (ii) of the preceding paragraph as if the Rights were being distributed to the common stockholders of Big Flower immediately prior to such conversion. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the conversion price, on an equitable basis, to take account of such event.

    Big Flower from time to time may reduce the conversion price of the Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by Big Flower for any period of at least 30 days, in which case Big Flower shall give at least 15 days' notice of such reduction. Big Flower may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of Big Flower deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences-- Adjustment of Conversion Price."

    No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Big Flower and the investment of additional optional amounts in shares of Common Stock under any such plan, or the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of Big Flower or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any Common Stock (or securities convertible into or exchangeable for Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    The term "Current Market Price" of Common Stock for any day means the last reported sale price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Consolidated Transactions Tape, or, if the Common Stock is not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, if the Common Stock is listed on a national securities exchange, or the Nasdaq National Market, or, if the Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of Big Flower for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of Big Flower.

    MERGER, CONSOLIDATION OR SALE OF ASSETS OF BIG FLOWER. In the event that Big Flower is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, sale of all or substantially all of the assets of Big Flower, recapitalization or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock shall be converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Preferred Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, common stock, each Preferred Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Preferred Securities will have no voting rights with respect to any Transaction described in this section.

    If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change.

    The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

         (i) in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the Preferred Securities will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price per Preferred Security if the redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing on October 20, 1997 and through October 15, 1998, and the twelve-month periods commencing October 15, 1998 and October 15, 1999, the product of 106, 105.4 and 104.8, respectively, multiplied by $50) plus (y) any then-accrued and unpaid distributions on one Preferred Security; and

        (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined below) and the denominator will be the Applicable

    Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

    In the absence of the Fundamental Change provisions, in the case of a Transaction each Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities. For example, if Big Flower were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Big Flower and other factors.

    The foregoing conversion price adjustments are designed, in certain circumstances, to reduce the conversion price that would be applicable in "Fundamental Change" Transactions where all or substantially all the Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on the NYSE or a national securities exchange or quoted on the Nasdaq National Market (a Non-Stock Fundamental Change, as defined below). Such reduction would result in an increase in the amount of the securities, cash, or property into which each Preferred Security is convertible over that which would have been obtained in the absence of such conversion price adjustments.

    In a Non-Stock Fundamental Change Transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price below) was lower than the then applicable conversion price of a Preferred Security but greater than or equal to the "Reference Market Price", the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Big Flower Common Stock in the Transaction but in an amount per Preferred Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Preferred Security set forth below under "--Optional Redemption".

    In a Non-Stock Fundamental Change Transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Preferred Security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Fundamental Change Transaction where all or substantially all the Common Stock was converted into securities, cash, or property and more than 50% of the value received by the holders of Common Stock consists of listed or Nasdaq National Market traded common stock (a Common Stock Fundamental Change, as defined below), the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of Common Stock into which such Preferred Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such Preferred Security was convertible immediately before such Transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Stock received only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by Big Flower to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

    The term "Closing Price" means on any day the reported last sale price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Consolidated Transactions Tape or, if the stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected by the Debenture Trustee for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of Big Flower) of the consideration received by holders of Common Stock consisted of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) Big Flower continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of Big Flower or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

    The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock was exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the consideration that a holder of Common Stock received in such Transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by Big Flower to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

    The term "Reference Market Price" shall initially mean $15.375 (which is an amount equal to 66 2/3% of the reported last sales price for Common Stock on the NYSE Consolidated Tape on October 14, 1997) and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Preferred Securities.

SPECIAL EVENT EXCHANGE OR REDEMPTION

    At any time following the occurrence and the continuation of a Tax Event or an Investment Company Event, the BF Trustees shall direct the Conversion Agent to exchange all outstanding Preferred Securities for Debentures, provided, that in the case of a Tax Event, Big Flower shall have the right to (a) direct that less than all, or none, of the Preferred Securities be so exchanged if and for so long as Big Flower shall have elected to pay any Additional Sums such that the net amounts received by the holders of Preferred Securities not so exchanged in respect of Distributions and other distributions are not reduced as a result of such Tax Event, and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities in the manner set forth below.

    If a Tax Event shall occur or be continuing, Big Flower shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures, in whole or in part, for cash upon the later of (i) 90 days following the occurrence of such Tax Event or (ii) October 15, 2000. Promptly following such redemption, Preferred Securities and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Debentures so redeemed will be redeemed by the Issuer at the liquidation amount thereof plus accrued and unpaid Distributions thereon to the redemption date on a pro rata basis. The Common Securities will be redeemed on a pro rata basis with the Preferred Securities, except that if a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to the Redemption Price.

    Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Preferred Securities for Debentures on the terms described above.

DISTRIBUTION OF DEBENTURES

    At any time, Big Flower will have the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. Under current United States federal income tax law and interpretations and assuming, as expected, the Issuer is not treated as an association taxable as a corporation for United States federal income tax purposes, a distribution of the Debentures should not be a taxable event to the Issuer and holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Redemption of Preferred Securities for Debentures or Cash Upon Liquidation of the Issuer."

    After the liquidation date fixed for any distribution of Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION

    Except as provided under "--Mandatory Redemption" below, the Preferred Securities may not be redeemed by the Issuer prior to October 15, 2000.

    On and after such date, upon any permitted redemption by Big Flower of Debentures, the Preferred Securities are subject to redemption, in whole or in part, at the following percentages of the liquidation preference thereof plus accrued and unpaid Distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing October 15 in each of the following years indicated:

                                           REDEMPTION                                              REDEMPTION
YEAR                                         PRICE      YEAR                                         PRICE
----------------------------------------  ------------  ----------------------------------------  ------------

2000....................................        104.2%  2004....................................        101.8%

2001....................................        103.6   2005....................................        101.2

2002....................................        103.0   2006....................................        100.6

2003....................................        102.4   2007 and thereafter.....................        100.0

    The Issuer may not redeem the Preferred Securities in part unless all accrued and unpaid Distributions have been paid in full on all outstanding Preferred Securities for all quarterly distribution periods terminating on or prior to the redemption date. If fewer than all the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be so redeemed will be selected as described under "--Form, Transfer, Exchange and Book-Entry Procedures."

    In the event Big Flower redeems the Debentures in certain circumstances upon the occurrence of a Tax Event as described under "--Special Event Exchange or Redemption," the appropriate amount of the Preferred Securities will be redeemed at 100% of the principal amount thereof together with accrued and unpaid Distributions to the redemption date.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a "Debenture Event of Default" described under "Description of the Debentures--Debenture Events of Default," the Debentures shall be subject to mandatory redemption, in whole but not in part, by Big Flower, and the proceeds from such repayment will be applied to redeem Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Debentures so repaid or redeemed at a redemption price equal to the respective liquidation amount of the Preferred Securities and Common Securities or, in the case of a redemption of the Debentures, at the redemption price paid with respect to the Debentures, as described below, together with accrued and unpaid distributions on the Preferred Securities and Common Securities to the date of redemption. In the case of acceleration of the Debentures, the Preferred Securities will be redeemed only when repayment of the Debentures has actually been received by the Issuer. In addition, as described above under "-- Special Event Exchange or Redemption," upon the occurrence of a Special Event, Preferred Securities shall be exchanged for Debentures unless, in the case of a Tax Event, Big Flower shall have elected to (a) pay any Additional Sums such that the net amounts of Distributions received by the holders of any Preferred Securities not so exchanged are not reduced as a result of such Tax Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities as further set forth in "--Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

    Preferred Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Preferred Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Issuer has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

    Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be given by the Property Trustee to each record holder of Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Conversion Agent, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Conversion Agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Preferred Securities. See
"--Certain Book-Entry Procedures for Global Certificates." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the redemption date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities as of the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by Big Flower pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Issuer to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law (including, without limitation, United States federal securities law), Big Flower or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the redemption price on the Preferred Securities and any distribution or exchange of Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

    If less than all of the Preferred Securities and Common Securities issued by the Issuer are to be redeemed on a redemption date, then the aggregate liquidation amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and the Common Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of the Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless Big Flower defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the redemption price of, the Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any distribution date or redemption date a Trust Agreement Event of Default shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or redemption price of, the Preferred Securities then due and payable.

    In the case of any Trust Agreement Event of Default, Big Flower as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Trust Agreement Event of Default until all such Trust Agreement Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Trust Agreement Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of Big Flower as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the Issuer (each, a "Liquidation"), the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Issuer, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, the Preferred Securities, have been distributed on a PRO RATA basis to the holders of Preferred Securities in exchange for such Preferred Securities. See "--Distribution of Debentures."

    If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

    Pursuant to the Trust Agreement, the Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Big Flower; (ii) the distribution of Debentures to the holders of the Preferred Securities and Common Securities, if Big Flower, as Depositor, has given written direction to the Property Trustee to terminate the Issuer (which direction is optional and wholly within the discretion of Big Flower, as Depositor); (iii) the redemption, conversion, or exchange of all of the Preferred Securities and Common Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer; and (v) the occurrence of a Special Event, except in the case of a Tax Event following which Big Flower has elected to pay any Additional Sums such that the net amount received by holders of Preferred Securities in respect of Distributions is not reduced as a result of such Tax Event and Big Flower has not revoked any such election or failed to make such payment.

TRUST AGREEMENT EVENTS OF DEFAULT; NOTICE

    An event of default under the Indenture (a "Debenture Event of Default") constitutes an event of default under the Trust Agreement with respect to the Preferred Securities and the Common Securities (a "Trust Agreement Event of Default"), whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    Within ten days after the occurrence of any Trust Agreement Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Agreement Event of Default to the holders of the Preferred Securities, the Administrative Trustees and Big Flower, as Depositor, unless such Trust Agreement Event of Default shall have been cured or waived. Big Flower, as Depositor, and the Administrative Trustees, on behalf of the Issuer, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of the Issuer as described above. See "--Liquidation Distribution Upon Termination." The existence of a Trust Agreement Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Trust Agreement Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against Big Flower. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against Big Flower. Notwithstanding the foregoing, if a Trust Agreement Event of Default has occurred and is continuing and such event is attributable to the failure of Big Flower to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a Direct Action against Big Flower for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Direct Action, Big Flower will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by Big Flower to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly against Big Flower any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

MERGER OR CONSOLIDATION OF BF TRUSTEES

    Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such BF Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such BF Trustee, shall be the successor of such BF Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER

    The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Issuer may, at the request of Big Flower, with the consent of the Administrative Trustees and without the consent of the Property Trustee, the Delaware Trustee or the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) Big Flower expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Big Flower has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act, and (viii) Big Flower or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by Big Flower and the BF Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, (ii) to modify, eliminate or add to any provision of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act or be classified as other than a grantor trust for United States federal income tax purposes or (iii) to maintain the qualification of the Trust Agreement under the Trust Indenture Act; PROVIDED, HOWEVER, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities or Common Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Trust Agreement may be amended by the BF Trustees and Big Flower with (i) the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding Preferred Securities and Common Securities, acting as a single class, and (ii) receipt by the BF Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the BF Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from the status of an "investment company" under the Investment Company Act; provided further that (a) without the consent of each holder of Preferred Securities and Common Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities and Common Securities to institute suit for the enforcement of any such payment on or after such date.

    If any proposed amendment of the Trust Agreement provides for, or the BF Trustees otherwise propose to effect, the dissolution, winding-up or termination of the Issuer, other than pursuant to the terms of the Trust Agreement, then the holders of the then outstanding Preferred Securities, as a class, will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation amount of the Preferred Securities.

    The holders of a majority in aggregate liquidation amount of Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. So long as any Debentures are held by the Property Trustee, the BF Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to such Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Debentures where such consent shall be required, without in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Preferred Securities (except in the case of clause (iv), which consent, in the event that no Trust Agreement Event of Default shall occur and be continuing, shall be of the holders of Preferred Securities and Common Securities, voting together as a single class); PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the Preferred Securities. The BF Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default with respect to the Debentures.

    A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Trust Agreement Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of the Preferred Securities and the Common Securities or pursuant to written consent. The Property

Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Big Flower, the BF Trustees or any affiliate of any BF Trustee shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Certain Book-Entry Procedures for Global Certificates."

    Holders of the Preferred Securities will have no rights to appoint or remove the BF Trustees, who may be appointed, removed or replaced solely by Big Flower, as the direct or indirect holder of all the Common Securities.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Big Flower. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and Big Flower. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and Big Flower) to act as Paying Agent.


EXCHANGES OF BOOK-ENTRY CERTIFICATES FOR CERTIFICATED PREFERRED SECURITIES



    A beneficial interest in a Global Certificate may not be exchanged for a certificated Preferred Security unless (i) DTC (x) notifies the Issuer and the Company that it is unwilling or unable to continue as Depositary for the Global Certificate or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Issuer and the Company thereupon fails to appoint a successor Depositary, (ii) the Issuer and the Company, at their option, notify the Property Trustee in writing that they elect to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing a Trust Agreement Event of Default or any event which after notice or lapse of time or both would be a Trust Agreement Event of Default or any event which after notice or lapse of time or both would be a Trust Agreement Event of Default. In all cases, certificated Preferred Securities delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Certificate.


CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL CERTIFICATES

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. All of the

Preferred Securities were issued as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). Preferred Securities initially sold in reliance on Rule 144A under the Securities Act were initially represented by one or more certificates in registered, global form and Preferred Securities initially sold in offshore transactions in reliance on Regulation S were initially represented by one or more certificates in registered, global form. One or more Global Certificates have been issued for the Preferred Securities and the Debentures and have been deposited with the Property Trustee as custodian of DTC.


    DTC has advised the Issuer and the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").


    DTC has advised the Issuer and the Company that its current practice, upon the issuance of the Global Certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).


    As long as DTC, or its nominee, is the registered holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Preferred Securities represented by such Global Certificate for all purposes under the Trust Agreement and the Preferred Securities.

    Except in the limited circumstances described above owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form and will not be considered the owners or holders of the Global Certificate (or any Preferred Securities represented thereby) under the Trust Agreement or the Preferred Securities.


    Investors may hold their interests in the Global Certificate directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. CEDEL and Euroclear will hold interests in the Global Certificate on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the Regulation S Global Certificate in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Certificate, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL will also be subject to the procedures and requirements of such system.


    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interest to persons or entities that do not participate in the

DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Payments of Distributions on Global Certificates will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer and the Company expect that DTC or its nominee, upon receipt of any payment of Distributions in respect of a Global Certificate representing any Preferred Securities held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate for such Preferred Securities as shown on the records of DTC or its nominee. The Issuer and the Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Except for trades involving only Euroclear and CEDEL participants, interests in the Global Certificates will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.


    Cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Certificate in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.


    Because of the time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Certificate from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Certificate by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

    DTC has advised the Issuer and the Company that it will take any action permitted to be taken by a holder of Certificates (including the presentation of Preferred Securities for exchange as described below and the conversion of Preferred Securities) only at the direction of one or more participants to whose account with DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of the Preferred Securities as to which such participant or participants has or have given such direction. However, if there is a Trust Agreement Event of Default,

DTC reserves the right to exchange the Global Certificates for Preferred Securities in certificated form, and to distribute such Preferred Securities to its participants.


    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Certificate among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Certificates.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and Big Flower. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. Big Flower, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation amount of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

    TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

    The Property Trustee presently acts as transfer agent, registrar and paying, conversion and exchange agent for the Preferred Securities.

    Registration of transfers or exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

    INFORMATION CONCERNING THE PROPERTY TRUSTEE

    Big Flower and certain of its subsidiaries may maintain deposit accounts and conduct other banking and corporate securities transactions and relationships with the Property Trustee in the ordinary course of their businesses. The Property Trustee, other than during the occurrence and continuance of a Trust

Agreement Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Trust Agreement Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Big Flower and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

    MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of Big Flower for United States federal income tax purposes. In this connection, Big Flower and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that Big Flower and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.


REGISTRATION RIGHTS AGREEMENT



    In connection with the Original Offering, Big Flower and the Trust entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which Big Flower and the Trust agreed, at Big Flower's expense, for the benefit of the holders of the Preferred Securities, the Debentures issuable in respect of the Preferred Securities, Common Stock issuable upon conversion of the Preferred Securities and the Debentures and the Guarantee (together, the "Registrable Securities"), to file with the Commission on or prior to the date 90 days after the Original Offering Date a shelf registration statement (the "Shelf Registration Statement") on such form as Big Flower deems appropriate covering resale by holders of all Preferred Securities, the Debentures issuable in respect of the Preferred Securities, the Common Stock issuable upon conversion of the Preferred Securities and the Debentures and the Guarantee (together, the "Registrable Securities"). The Company has agreed to use its best efforts (i) to cause the Shelf Registration Statement to be declared effective as promptly as practicable and in no event later than 180 days after the Original Offering Date and (ii) to keep effective the Shelf Registration Statement until two years after the latest date of original issuance of the Preferred Securities (or such earlier date as the holders of Registrable Securities are able to sell all Registrable Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise) (such period the "Effectiveness Period"). The Issuer and Big Flower are permitted to suspend the use of the prospectus (which is a part of the Shelf Registration Statement) in connection with sales of Registrable Securities by holders during certain periods of time under certain circumstances relating to pending corporate developments affecting the Company and public filings with the Commission and similar events. The Issuer and Big Flower will provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted sales of the Registrable Securities.

    In the Registration Rights Agreement, the Issuer and Big Flower agreed to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, subject to certain customary limitations, and each holder of Registrable Securities included in the Shelf Registration Statement will be obligated to indemnify the Issuer and the Company, any other holder and any underwriters participating in the offering of Registrable Securities against any liabilities with respect to information furnished by such holder in writing to the Issuer and the Company (including the information in a Selling Securityholder's Questionnaire) expressly for use in the Shelf Registration Statement.

    If (i) on or prior to the date 90 days after the Original Offering date a Shelf Registration Statement has not been filed with the Commission or (ii) on or prior to the date 180 days after the Original Offering date such Shelf Registration Statement has not been declared effective (each such event, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Debentures, and, accordingly, additional distributions will accrue on the Preferred Securities, from and including the day following such Registration Default until such date as the Shelf Registration Statement is declared effective. Liquidated Damages will be paid quarterly in arrears, with the first quarterly payment due on the first interest or distribution payment date, as applicable, following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one quarter of one percent (0.25%) of the principal amount or liquidation amount, as applicable, to and including the 90th day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective during the Effectiveness Period of more than 90 days, whether or not consecutive, during any 12-month period then the interest rate borne by the Debentures and the distribution rate borne by the Preferred Securities will each increase by an additional one-half of one percent (0.50%) per annum from the 91st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective until such time as the Shelf Registration Statement again becomes effective.

    This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of the form of which is incorporated by reference herein as an exhibit to the Registration Statement.

GOVERNING LAW


    The Trust Agreement and the Preferred Securities are governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to its conflict of laws principles and excluding sections 3540 and 3561 of Title 12 of the Delaware Code Annotated.

                          DESCRIPTION OF THE GUARANTEE

    The Guarantee was executed and delivered by Big Flower concurrently with the issuance by the Issuer of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The Bank of New York acts as trustee ("Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee (a copy of which is available at the corporate trust offices of the Guarantee Trustee in New York, New York). The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, Big Flower irrevocably agreed to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), are subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities. Big Flower's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Big Flower to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders.

    The Guarantee is an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Preferred Securities, but applies only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If Big Flower does not make interest payments on the Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor.

    Big Flower has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

    Big Flower has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Issuer with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

    The Guarantee constitutes an unsecured obligation of Big Flower and ranks subordinate and junior in right of payment to all Secured Indebtedness of Big Flower. Big Flower has entered into the Credit Facility Guarantee. The Credit Facility Guarantee is secured by a pledge of common stock of Big Flower Press and constitutes Secured Indebtedness to which the Guarantee is subordinate. The obligation of Big Flower under the Guarantee ranks PARI PASSU with any unsecured debt now or hereafter incurred by Big Flower.

    The Guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee is held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Big Flower or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Big Flower and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

CERTAIN COVENANTS OF BIG FLOWER

    Big Flower covenanted in the Guarantee that if and so long as (i) the Issuer is the holder of all the Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) Big Flower has elected, and has not revoked such election, to pay Additional Sums in respect of the Preferred Securities and Common Securities, Big Flower, subject to the subordination provisions hereinafter referenced, will pay to the Issuer such Additional Sums. Big Flower also covenanted that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Big Flower's capital stock or (ii) make any payment of principal of or, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Big Flower that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Big Flower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any Rights pursuant to Big Flower's Rights Agreement, or any successor to such Rights Agreement and the declaration of a dividend of such Rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of Big Flower's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of Big Flower's capital stock or the exchange or conversion of one series or class of Big Flower's capital stock for another series or class of Big Flower's capital stock and (f) the purchase of fractional interests in shares of Big Flower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which Big Flower has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which Big Flower shall not have taken reasonable steps to cure, (ii) Big Flower shall be in default with respect to its payment of any obligations under the Guarantee or
(iii) Big Flower shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. Big Flower has also covenanted (i) for so long as Preferred Securities are outstanding, not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to Big Flower's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate the

Issuer, except (a) in connection with a distribution of the Debentures to the holders of the Preferred Securities in liquidation of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into Common Stock.

    As part of the Guarantee, Big Flower has agreed that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Common Stock or Debentures.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of Big Flower to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against Big Flower to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against Big Flower to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. Big Flower has waived any right or remedy to require that any action be brought just against the Issuer, or any other person or entity before proceeding directly against Big Flower.

    Big Flower, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not Big Flower is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by Big Flower in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Issuer, upon the distribution, if any, of Common Stock to the holders of Preferred Securities in respect of the conversion of all such holders' Preferred Securities into Common Stock or upon distribution of Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

                         DESCRIPTION OF THE DEBENTURES

    The Debentures were issued under a Subordinated Debt Indenture, dated October 15, 1997 (the "Indenture") between Big Flower and The Bank of New York as trustee (the "Debenture Trustee"), copies of which are available for inspection at the corporate trust office of the Debenture Trustee in New York, New York. This summary of certain terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL

    The Debentures are unsecured and rank junior and subordinate in right of payment to all future Secured Indebtedness of Big Flower. The Debentures are limited in aggregate principal amount to $118,600,000 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and capital contributed by Big Flower in exchange for the Common Securities. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Big Flower, whether under the Indenture or any existing or other indenture that Big Flower may enter into in the future or otherwise. See " -- Subordination."

    Concurrently with the issuance of the Preferred Securities, the Issuer invested the proceeds thereof and the consideration paid by Big Flower for the Common Securities in the Debentures. The Debentures are in the principal amount equal to the aggregate stated liquidation amount of the Preferred Securities plus Big Flower's concurrent investment in the Common Securities.

    The Debentures are not subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable, together with any accrued and unpaid interest thereon, on October 15, 2027.

INTEREST

    The Debentures bear interest at the annual rate of 6% per annum, payable quarterly in arrears on January 15, April 15, July 15, and October 15, of each year, commencing on January 15, 1998 (each, an "Interest Payment Date"), to the person in whose name each Debenture is registered at the close of business on the Business Day next preceding such Interest Payment Date, subject to certain exceptions. It is anticipated that, until the liquidation, if any, of the Issuer, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the stated rate per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

GLOBAL SECURITIES

    If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Issuer as a result of the occurrence of a Special Event, the Debentures will be issued in the same form as the Preferred Securities which such Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depository or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security are not entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner of Preferred Securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

    If Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Issuer and a Global Security is issued, DTC will act as securities depository for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Certain Book-Entry Procedures for Global Certificates." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Big Flower may appoint a successor to DTC or any successor depository in the event DTC or such depository is unable or unwilling to continue as a depository for the Global Securities.

    None of Big Flower, the Debenture Trustee, any Paying Agent or the Securities Registrar have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security is exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies Big Flower that it is unwilling or unable to continue as a depository for such Global Debenture and no successor depositary shall have been appointed by Big Flower within 90 days, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) Big Flower in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security. In the event that Debentures are issued in definitive form, such Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in "--Payment and Paying Agents" below.

PAYMENT AND PAYING AGENTS

    Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as Big Flower may designate, except that at the option of Big Flower payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. Big Flower may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

    Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by Big Flower in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Big Flower, be repaid to Big Flower and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to Big Flower for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Event of Default under the Indenture has occurred and is continuing, Big Flower has the right under the Indenture to defer the payment of interest (including any Liquidated Damages) on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, Big Flower must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will continue to be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, Big Flower may not, and may not cause any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Big Flower's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Big Flower that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Big Flower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any Rights pursuant to Big Flower's Rights Agreement, or any successor to such Rights Agreement, and the declaration of a dividend of such Rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of Big Flower's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of Big Flower's capital stock or the exchange or conversion of one series or class of Big Flower's capital stock for another series or class of Big Flower's capital stock, and (f) the purchase of fractional interests in shares of Big Flower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, Big Flower may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Big Flower may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Big Flower shall give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date Distributions on the Preferred Securities (or, if no Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee is (or, if no Preferred Securities are outstanding, the Debenture Trustee is) required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such record date. The Debenture Trustee and the Property Trustee shall give notice of Big Flower's election to begin an Extension Period to the holders of the Debentures and the Preferred Securities, respectively.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, Big Flower will redeem the Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of such repayment or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

    On and after October 15, 2000, Big Flower will have the right, at any time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as provided below, during the twelve month periods beginning on October 15, in each of the following years and at the indicated redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

                                            REDEMPTION                                               REDEMPTION
YEAR                                          PRICE      YEAR                                          PRICE
-----------------------------------------  ------------  -----------------------------------------  ------------
2000.....................................        104.2%  2004.....................................        101.8%
2001.....................................        103.6   2005.....................................        101.2
2002.....................................        103.0   2006.....................................        100.6
2003.....................................        102.4   2007 and thereafter......................        100.0

    For so long as the Issuer is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities and Common Securities in accordance with their terms. Big Flower may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. Big Flower may not, in any case, redeem the Debentures unless all accrued and unpaid interest thereon has been paid in full on all outstanding Debentures through the last interest payment date prior to and including the date of redemption. See "Description of the Preferred Securities--Optional Redemption."

    Big Flower also shall have the right to redeem the Debentures at any time after October 15, 2000 upon the occurrence of a Tax Event as described in "Description of the Preferred Securities--Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

    Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Preferred Securities under "Description of the Preferred Securities-- Redemption Procedures." Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless Big Flower defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

    At any time, Big Flower has the right to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of the Preferred Securities--Certain Book-Entry Procedures for Global Certificates."

CONVERSION OF THE DEBENTURES

    The Debentures are convertible at the option of the holders of the Debentures into Common Stock, at any time prior to redemption or maturity, initially at the rate of 1.7344 shares of Common Stock for each $50 in principal amount of the Debentures (equivalent to a conversion price of $28.828 per share of Common Stock), subject to the conversion price adjustments described under "Description of the Preferred Securities--Conversion Rights." The Issuer covenanted for so long as the Preferred Securities are outstanding not to convert the Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of such Preferred Securities to the Conversion Agent for conversion, the Issuer will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into Common Stock on behalf of such holder. Big Flower's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Big Flower's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

MODIFICATION OF INDENTURE

    From time to time, Big Flower and the Debenture Trustee may, without the consent of the holders of Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of the Debentures, or the holders of the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Big Flower and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Debentures; provided that no such modification may, without the consent of the holder of each outstanding Debentures so affected, (i) change the stated maturity of the Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (other than deferrals of the payments of interest as described under "--Option to Extend Interest Payment Period") or impair any right to institute suit for the enforcement of any such payment, or change the subordination provisions of the Indenture or any right to convert any Debentures in a manner adverse to the holders or (ii) reduce the percentage of principal amount of the Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities then outstanding unless and until the principal of the Debentures and all accrued and unpaid interest thereon has been paid in full.

    Prior to the acceleration of the maturity of any Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the holders of all such affected Debentures waive any past default or a Debenture Event of Default and its consequences, except a default or a Debenture Event of Default in respect of a covenant or provision of the Indenture or of any Debentures which cannot be modified or amended without the consent of the holder of each of the Debentures affected.

DEBENTURE EVENTS OF DEFAULT

    The occurrence of any of the following events with respect to the Debentures constitutes a "Debenture Event of Default" with respect to such Debentures:

         (i) failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period);

        (ii) failure to pay any principal of or premium, if any, on the Debentures when due whether at maturity, upon redemption by declaration or otherwise;

        (iii) failure by Big Flower to deliver shares of Common Stock upon an appropriate election by holders of the Debentures to convert such Debentures;

        (iv) default for 90 days by Big Flower in the observance or performance of any other covenant or agreement contained in the Indenture relating to the Debentures after written notice thereof as provided in the Indenture; or


        (v) certain events of bankruptcy, insolvency or reorganization relating to Big Flower or Big Flower Press.


    If a Debenture Event of Default shall have occurred and be continuing, either the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal of all Debentures and the interest, if any, accrued thereon to be due and payable immediately and, should the Debenture Trustee or the holders of the Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities then outstanding shall have such right.

    Upon certain conditions, any such declarations may be rescinded and annulled if all Debenture Events of Default, other than the nonpayment of accelerated principal, with respect to the Debentures then outstanding shall have been cured or waived as provided in the Indenture by the holders of a majority in aggregate principal amount of the Debentures then outstanding and, should the holders of the Debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the Preferred Securities shall have such right.

    The Indenture provides that the Debenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the Debentures, unless such holders shall have offered to the Debenture Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debentures then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debentures.

    The Indenture provides that no holder of the Debentures may institute any action against Big Flower under the Indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the Debenture Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding (voting as one class) shall have requested the Debenture Trustee to institute such action and shall have offered the Debenture Trustee reasonable indemnity, the Debenture Trustee shall not have instituted such action within 60 days of such request and the Debenture Trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the Debentures then outstanding (voting as one class).

    The Indenture requires Big Flower to furnish to the Debenture Trustee annually a statement as to Big Flower's compliance with all conditions and covenants under the Indenture. The Indenture provides that the Debenture Trustee may withhold notice to the holders of the Debentures of any default (except defaults as to payment of principal, premium or interest on the Debentures) if it considers such withholding to be in the interest of the holders of the Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Big Flower to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment after the respective due date specified in the Debentures. Big Flower may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by Big Flower in connection with a Direct Action, Big Flower shall remain obligated to pay the principal of or interest on the Debentures held by the Issuer or the Property Trustee and Big Flower shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by Big Flower to such holder in any Direct Action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that Big Flower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into Big Flower or convey, transfer or lease its properties and assets substantially or as an entirety to Big Flower, unless (i) in case Big Flower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes Big Flower's obligations on the Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) in the case of the Debentures, such transaction is permitted under the Trust Agreement and Guarantee and does not give rise to any breach or violation of the Trust Agreement or Guarantee; and
(iv) certain other conditions as prescribed in the Indenture are met.

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
    The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving Big Flower that may adversely affect holders of the Debentures.

EXPENSES OF ISSUER

    Pursuant to the Indenture, Big Flower will pay all of the costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Preferred Securities or Common Securities the amounts due such holders pursuant to the terms of the Preferred Securities or Common Securities.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

    The Indenture provides that, at the option of Big Flower: (i) Big Flower will be discharged from any and all obligations in respect of the Debentures then outstanding (except for certain obligations to register the transfer of or exchange the Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to maintain the trust described below), or (ii) Big Flower need not comply with certain restrictive covenants of the Indenture (including those described under "--Consolidation, Merger, Sale of Assets and Other Transactions"), in each case if Big Flower irrevocably deposits in trust with the Debenture Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Debentures on the stated maturity of such Debentures (which may include one or more redemption dates designated by Big Flower) in accordance with the terms thereof. To exercise such option, Big Flower is required, among other things, to deliver to the Debenture Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the Debentures to recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such holders will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (i) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Indenture there has been a change in the applicable Federal income tax law.

    In the event Big Flower exercises its option to effect a covenant defeasance with respect to the Debentures as described in the preceding paragraph and the Debentures are thereafter declared due and payable because of the occurrence of any Debenture Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Debenture Trustee would be insufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Debenture Event of Default, Big Flower would remain liable for such amounts.

    Big Flower may also obtain a discharge of the Indenture with respect to all Debentures then outstanding (except for certain obligations to register the transfer of or exchange such Debentures to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Debenture Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Debentures on the stated maturities thereof (including one or more redemption dates), provided that such Debentures are by their terms due and payable, or are to be called for redemption, within one year.

    For United States Federal income tax purposes any deposit contemplated in the preceding paragraph would be treated as an exchange of the Debentures outstanding for other property. Accordingly, holders of the Debentures outstanding may be required to recognize a gain or loss for United States Federal income tax purposes upon such exchange. In addition, such holders thereafter may be required to recognize income from such property which could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

SUBORDINATION

    The Indenture provides (and each holder of the Debentures by acceptance thereof agrees) that the Debentures are subordinated in right of payment to the prior payment in full of all Secured Indebtedness (as defined herein) of Big Flower, whether outstanding on the issue date of the Debentures or thereafter incurred. No payment on account of principal of, premium, if any, or interest on the Debentures and no acquisition of, or payment on account of any sinking fund for, the Debentures may be made unless full payment in cash of all amounts then due for principal, premium, if any, and interest then due on all Secured Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Secured Indebtedness. In addition, the Indenture provides that upon the happening and during the continuation of any default in payment of the principal of, premium, if any, or interest on, or any other amounts owing with respect to, any Secured Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Big Flower with respect to the principal of, premium, if any, or interest on the Debentures or to acquire any Debentures or on account of any sinking fund provisions applicable to the Debentures. Big Flower shall give prompt written notice to the Debenture Trustee of any default in payment of principal of or interest on any Secured Indebtedness; provided that no failure to give such a notice shall have any effect whatsoever on the subordination provisions described herein. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon the occurrence of (a) receipt by the Debenture Trustee of written notice from the holders of a majority of the outstanding principal amount of the Designated Senior Indebtedness or their representative, or (b) if such event of default results from the acceleration of the Debentures, the date of such acceleration, no such payment may be made by Big Flower upon or in respect of the Debentures for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Debenture Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice). Notwithstanding anything herein to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date on which such Payment Blockage Period was commenced. Not more than one Payment Blockage Period may be commenced with respect to the Debentures during any period of 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders of such Designated Senior Indebtedness or their representative whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. As used herein, "Designated Senior Indebtedness" shall mean (x) all Senior Indebtedness of Big Flower under, or as a result of its guarantee of, Indebtedness pursuant to the Credit Agreement and (y) at any time when no Indebtedness described in preceding clause (x) is outstanding, any issue of Senior Indebtedness with an aggregate principal amount in excess of $15.0 million that is designated as "Designated Senior Indebtedness" by written notice from

Big Flower to the Debenture Trustee. Upon any distribution of its assets in connection with any dissolution, winding up, liquidation or reorganization of Big Flower, whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise: (i) all Secured Indebtedness (including without limitation all interest accruing on or after the filing of any petition in bankruptcy relating to Big Flower at the relevant contractual rate, whether or not such claim for post-petition interest is allowed in such proceeding) must be paid in full in cash before the holders of the Debentures are entitled to any payments or distributions whatsoever; and (ii) any payment or distribution of Big Flower's assets of any kind or character, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Debentures shall be paid or delivered directly to the holders of such Secured Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders until all Secured Indebtedness shall have been paid in full in cash before any payment or distribution is made to the holders of the Debentures. In the event that notwithstanding the subordination provisions described above, any payment or distribution of assets of any kind or character is made on the Debentures at a time when the respective payment is not permitted to be made as a result of the subordination provisions described above and before all Secured Indebtedness is paid in full in cash, the Debenture Trustee or the holders of the Debentures receiving such payment will be required to pay over such payment or distribution to the holders of such Secured Indebtedness. Subject to the payment in full in cash of all Secured Indebtedness, the rights of the holders of the Debentures will be subrogated to the rights of the holders of Secured Indebtedness to receive payments or distributions applicable to Secured Indebtedness until all amounts owing on the Debentures are paid in full. As a result of the subordination provisions, in the event of Big Flower's insolvency, the holders of the Debentures may recover ratably less than senior creditors of Big Flower.

    "Secured Indebtedness" means the principal (including without limitation all unpaid drawings with respect to letters of credit) of and premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy relating to Big Flower at the relevant contractual rate whether or not such claim for post-petition interest is allowed in such proceeding) on, and all other amounts owing with respect to, the following, whether outstanding on the date of execution of the Indenture or thereafter incurred, created or assumed, to the extent (but only to the extent) the same is secured by a lien, charge, mortgage or other encumbrance on property or assets of Big Flower or its subsidiaries: (i) indebtedness of Big Flower for money borrowed (including purchase money obligations, except indebtedness to trade creditors) or evidenced by debentures (other than the Debentures), notes, bankers' acceptances or other corporate debentures or similar instruments; (ii) all capital lease obligations of Big Flower; (iii) all obligations with respect to letters of credit; (iv) all obligations with respect to currency hedging agreements, interest rate protection agreements and other similar agreements; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by Big Flower or in effect guaranteed by Big Flower; and (vi) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii), (iii), (iv) and (v) and in this clause (vi). For purposes of the foregoing definition, all indebtedness secured by a lien, charge, mortgage or other encumbrance on property or assets of Big Flower or its subsidiaries shall be deemed to be secured for purposes of said definition, notwithstanding any determination that the amount of indebtedness so secured exceeds the value of the assets serving as security therefor and notwithstanding any determination in any bankruptcy or other proceeding that a portion of such indebtedness shall be treated as unsecured because of any insufficiency in the value of the collateral securing such indebtedness.

    Without limiting the foregoing, in any event all obligations of Big Flower with respect to (including its guaranties of obligations under) the Credit Agreement shall constitute Secured Indebtedness.

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
INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

          RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES
                               AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by Big Flower as and to the extent set forth under "Description of the Guarantee." Taken together, Big Flower's obligations under the Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that Big Flower does not make payments on the Debentures, the Issuer will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a Direct Action directly against Big Flower to enforce payment of such Distributions to such holder after the respective due dates. All obligations of Big Flower under the Guarantee are subordinate and junior in right of payment to all future Secured Indebtedness of Big Flower on substantially the same terms as provided above with respect to the Debentures; and PARI PASSU with any unsecured debt, now or hereafter incurred by Big Flower.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and Common Securities;
(ii) the interest rate and interest and other payment dates on the Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) Big Flower shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

    Notwithstanding anything to the contrary in the Indenture, Big Flower has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Big Flower has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Securities may institute a legal proceeding directly against Big Flower to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

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
    A default or event of default under any Secured Indebtedness of Big Flower will not constitute a default under the Indenture or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Secured Indebtedness of Big Flower, the subordination provisions of the Indenture provide that no payments may be made in respect of the Debentures until such Secured Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute a Debenture Event of Default.

LIMITED PURPOSE OF ISSUER

    The Preferred Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from Big Flower the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer (or from Big Flower under the applicable Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer involving the liquidation of the Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of Big Flower, the Property Trustee, as holder of the Debentures, would be a subordinated creditor of Big Flower, subordinated in right of payment to all Secured Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of Big Flower receive payments or distributions. Since Big Flower is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of Big Flower in the event of liquidation or bankruptcy of Big Flower would be substantially the same.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    At March 16, 1998, the capital stock of Big Flower consisted of 50,000,000 authorized shares of Common Stock, of which 19,434,329 shares were issued and outstanding, 4,390,407 shares of Common Stock were reserved for issuance under the Big Flower Holdings, Inc. Restated 1993 Stock Award and Incentive Plan (the "Stock Option Plan") and 3,989,160 shares of Common Stock were reserved for issuance upon conversion of the Preferred Securities; and 10,000,000 authorized shares of preferred stock, of which no shares were issued and outstanding. 250,000 shares of preferred stock were designated as Series A Junior Preferred Stock ("Series A Preferred Stock"), and reserved for issuance pursuant to the Company's Rights Plan (as described below). As a result of the reorganization of the Company's legal structure on October 17, 1997, all of the shares of capital stock of Big Flower Press which were outstanding on such date were automatically converted into corresponding shares of Big Flower.


COMMON STOCK

    The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Big Flower. Upon liquidation, dissolution or winding up of Big Flower, the holders of Common Stock are entitled to receive the assets of Big Flower which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preference of outstanding preferred stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

PREFERRED STOCK

    The Board is authorized to issue preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights, if any, and other terms. 250,000 shares of Series A Preferred Stock are reserved for issuance pursuant to the Company's Rights Plan.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF THE COMPANY'S CERTIFICATE AND BYLAWS

    The Certificate and Bylaws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of 85% of the Common Stock. Vacancies and newly created directorships on the Board may be filled only by a majority of the remaining directors, by a sole remaining director or by the affirmative vote of the holders of 85% of the Common Stock.

    The Certificate also provides that any action required or permitted to be taken by the holders of Common Stock may be taken only at an annual or special meeting of such holders, and prohibits stockholder action by written consent in lieu of a meeting. The Bylaws provide that special meetings of holders of Common Stock may be called only by the Chairman or the President of the Company and

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must be called by Chairman, President or the Secretary of the Company at the
request in writing of a majority of the Board. Holders of Common Stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

    The Bylaws may be amended or changed or new Bylaws may be adopted only by the Board or the affirmative vote of 85% of the outstanding shares of Common Stock.

    The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the date of the annual meeting, and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

    Article FIFTH of the Company's Certificate provides for, among other things,
(i) classification of the Company's Board, (ii) removal of the Company's directors from office only for cause, (iii) amendment of the Bylaws by stockholders of the Company to require an affirmative vote of the holders of 85% of the outstanding shares of the Company's Common Stock, (iv) prohibition of action by written consent of the stockholders of the Company, (v) elimination of the Company director liability to the maximum extent permitted by the Delaware General Corporation Law and (vi) amendment of the Rights Agreement to require action by a majority of Continuing Directors.

    A Continuing Director is defined as a person serving as a member of Big Flower Press Holdings, Inc.'s Board on November 28, 1995 and any person who subsequently becomes a member of the Board if such person was elected by, or such person's nomination for election was recommended or approved by, a majority of the Continuing Directors then in office. The Company's Certificate also provided that the provisions of Article FIFTH of the Company's Certificate may only be altered, amended or replaced by either the affirmative vote of the holders of 85% of the outstanding shares of the Company's Common Stock or by a majority of Continuing Directors.

RIGHTS PLAN

    In 1995 the Board declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock payable to stockholders of record at the close of business on the business day immediately following the date of consummation of the initial public offering of the Company's Common Stock (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Preferred Stock at an exercise price of $55 per unit. The terms of the Rights are set forth in a Rights Agreement between the Company and a Rights Agent (the "Rights Agreement"). The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the form of Rights Agreement.

    Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate rights certificates (the "Rights Certificates") will be distributed. The Rights will separate from the Common Stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur upon the earlier to occur of (i) ten days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"), or (ii) ten days following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the then outstanding shares of Common Stock.

    The term "Acquiring Person" means, any person who, together with affiliates and associates either (a) acquires (after the Record Date) beneficial ownership of shares of Common Stock representing 15% or more of the Common Stock or (b) is the beneficial owner of 30% or more of the Common Stock. However, shares of Common Stock and options to purchase Common Stock issued or granted by the

                                       67
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Company to a director, officer or employee pursuant to, or upon exercise of options or rights granted pursuant to, any benefit plan of the Company shall not be deemed to be beneficially owned by such person for purposes of determining such person's percentage beneficial ownership of Common Stock.

    In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Amendment) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

    The Rights are not exercisable until the Distribution Date and will expire on the tenth anniversary of their issuance, unless redeemed earlier by the Board.

    At any time prior to the tenth day following the Stock Acquisition Date, the Company may redeem the Rights, in whole, but not in part, at a price of $0.01 per Right, upon approval of a majority of Continuing Directors.

    In general, the Rights Agreement may be amended upon approval of a majority of the Continuing Directors (i) prior to the Distribution Date in any manner, and (ii) on or after the Distribution Date in certain respects including (a) to shorten or lengthen any time period and (b) in a manner not adverse to the interests of Rights holder. However, amendments extending the redemption period must be made while the Rights are still redeemable.

    The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Continuing Directors. The Rights should not interfere with any merger or other business combination approved by a majority of the Continuing Directors since the Continuing Directors may redeem the Rights as provided above. Big Flower will either assume the existing Rights Agreement in the reorganization or enter into a new rights agreement on substantially similar terms.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

    Big Flower is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless
(i) such transaction is approved by the board of directors of such corporation prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers of such corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) the "business combination" is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation which is not owned by the "interested stockholder". A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns

(or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Big Flower and, accordingly, may discourage attempts to acquire Big Flower.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Under Big Flower's Certificate, at March 16, 1998 there were 22,186,104 shares of Common Stock authorized but unissued (and not reserved for issuance upon exercise of options or upon conversion of the Preferred Securities), and 9,750,000 shares of preferred stock authorized but unissued (and not reserved for issuance of the Series A Preferred Stock), for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.


    The issuance of preferred stock could have the effect of delaying or preventing a change in control of Big Flower. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

    One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Big Flower by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

    Big Flower does not currently have any plans to issue additional shares of Common Stock or preferred stock other than shares of Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to directors, officers and employees of the Company. 250,000 shares of Series A Preferred Stock are reserved for issuance pursuant to the Company's Rights Plan. See "--Rights Plan."

LIMITATION OF DIRECTORS' LIABILITY

    The Company's Certificate contains a provision that limits the liability of the Company's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholder's derivatives suits on behalf of the Company) to recover monetary damages against a director of the Company for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the directors and officers of the Company have directors' and officers' liability insurance.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Company's Common Stock is The Bank of New York.

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                     DESCRIPTION OF THE NEW CREDIT FACILITY

    On June 12, 1997, the Company entered into the New Credit Facility with a syndicate of banks and Bankers Trust Company as Administrative Agent and Collateral Agent and Credit Suisse First Boston as Documentation Agent pursuant to which the Company may borrow, subject to certain conditions, up to $475.0 million on a revolving credit basis, of which up to $25.0 million is available as swingline loans and up to $45.0 million is available as letters of credit. The Company's initial borrowing under the New Credit Facility in the amount of $321.8 million was made on June 12, 1997 and was used to repay the outstanding borrowings under the Old Credit Facility which was terminated upon closing of the New Credit Facility. Borrowings under the New Credit Facility are available for general corporate purposes, permitted acquisitions and investments.

    The New Credit Facility provides that the revolving credit facility terminates and all loans thereunder must be repaid on June 12, 2002. Under the New Credit Facility, outstanding loans (other than swingline loans) bear interest at the Applicable Margin described below over, at the Company's option,
(i) Base Rate or (ii) LIBOR. Base Rate is defined as the higher of (x) 1/2 of 1% in excess of the Federal Funds Rate (as defined in the New Credit Facility) and
(y) the prime lending rate of Bankers Trust Company in effect from time to time. The Applicable Margin varies depending on the Company's leverage ratio, as tested on a rolling four quarter basis, and defined generally as the ratio of debt to earnings, less interest, taxes, depreciation and amortization (the "Leverage Ratio"). The Applicable Margin for LIBOR loans ranges from 0.50% to 1.75%. For Base Rate loans the Applicable Margin varies from 0.00% to 0.75%. Swingline loans bear interest at the Applicable Margin over Base Rate and letter of credit fees are charged at a rate, varying with the Leverage Ratio, from 0.50% to 1.75%.

    The Company may voluntarily terminate the banks' commitments under the New Credit Facility at any time, subject to three Business Day's notice. The New Credit Facility also provides for mandatory reductions of the banks' commitments in the event the Company incurs debt or issues preferred stock (other than certain permitted debt or preferred stock).

    The Company's obligations under the New Credit Facility are guaranteed by each domestic subsidiary of the Company and are secured by a first priority security interest in all capital stock and intercompany notes owned by the Company and its subsidiaries, with certain exceptions.

    The New Credit Facility contains restrictions that include limitations on the Company and its subsidiaries with respect to (i) the incurrence, creation and maintenance of liens (other that permitted liens), (ii) the incurrence and maintenance of additional debt, subject to certain exceptions and an available basket amount, (iii) mergers, acquisitions, purchases and sales of assets, subject to certain exceptions and an available basket amount, (iv) sale and leaseback transactions, (v) changes in business conducted and (vi) dividends and other restricted payments (subject to available baskets). In addition, the New Credit Facility contains a Leverage Ratio requirement of no greater than 4.25 to
1.0 until December 31, 1999 and thereafter no greater than 4.00 to 1.0. The minimum net interest coverage ratio is 2.25 to 1.0.

    The New Credit Facility contains customary events of default, including (i) failure by the Company to make principal payments or interest and fee payments within certain grace periods, (ii) inaccuracy of representations and warranties in any material respects when made, (iii) breach of covenants (in certain cases, subject to grace periods), (iv) failure by the Company to make payments in respect of certain indebtedness, (v) bankruptcy, insolvency or similar events with respect to the Company or its significant subsidiaries, (vi) certain ERISA defaults, (vii) material judgments that remain unsatisfied or unstayed for certain time periods or (viii) a change in control (as defined in the New Credit Facility) of the Company.

    Big Flower has guaranteed the obligations of Big Flower Press under the New Credit Facility (the "Credit Facility Guarantee"). The Credit Facility Guarantee is secured by a pledge of common stock of Big Flower Press.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following summary of certain of the material United States federal income tax consequences of the purchase, ownership, disposition and conversion of the Preferred Securities is based upon the advice of Sullivan & Cromwell, special tax counsel to the Issuer and Big Flower. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. As used herein, a "U.S. Holder" means a person who is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.


    INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

    Big Flower has taken the position that the Debentures will be classified for United States federal income tax purposes as indebtedness of Big Flower under current law and, by acceptance of Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. No assurance can be given, however, that such position of Big Flower will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of Big Flower for United States federal income tax purposes.

CLASSIFICATION OF THE ISSUER


    The Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Debentures, and each holder will be required to include in its gross income any interest with respect to its allocable share of those Debentures.


INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the Indenture, Big Flower has the option to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the

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Debtenures. Big Flower's option to extend the interest period will cause the
Debentures to be subject to the "original issue discount" ("OID") rules for federal income tax purposes. Accordingly, regardless of a holder's regular method of the accounting, a holder will recognize interest income (in the form of OID) on a daily basis under a constant yield method over the term of the Debentures (including during any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable and regardless of whether Big Flower exercises its option to extend any interest payment period. The amount of OID that will be recognized in any quarter will approximately equal the amount of income that accrues on the Debentures in that quarter at the stated interest rate.

    As a result, holders of record during an Extension Period will continue to include interest (in the form of OID) in gross income in advance of the receipt of cash, and any such holders who dispose of Preferred Securities or convert Preferred Securities into Common Stock prior to the record date for the payment of distributions following such Extension Period will include interest in gross income but will not receive any cash related thereto from the Issuer.

    Because income on the Debentures will constitute interest, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Debentures.

REDEMPTION OF PREFERRED SECURITIES FOR DEBENTURES OR CASH UPON LIQUIDATION OF
  THE ISSUER

    Under certain circumstances, the Debentures may be distributed to holders in exchange for the Preferred Securities. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Debentures distributed equal to such holder's aggregate tax basis in its Preferred Securities exchanged therefor. A holder's holding period in the Debentures so received would include the period during which the Preferred Securities were held by such holder. If, however, the exchange is caused by a Tax Event which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Issuer and holders of the Preferred Securities.

    Under certain circumstances described herein (see "Description of the Preferred Securities-- Special Event Exchange or Redemption"), the Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities".

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. The tax basis of a Preferred Security will be increased by the amount of any interest in the form of OID that is included in income and will be decreased by the amount of any payment made by Big Flower on the Debentures. In general, such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale. Long-term capital gain of an individual U.S. Holder is subject to a maximum tax rate of 28% in respect of capital assets held for more than one year. The maximum tax rate is reduced to 20% for capital assets held for more than 18 months.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income any accrued but unpaid interest (in the form of OID) on the Debentures to the date of disposition and to add such amount to its adjusted tax basis in its pro rata share of the underlying

Debentures deemed disposed of. To the extent the selling price is less than the holders adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES INTO COMMON STOCK

    A holder of Preferred Securities generally will not recognize income, gain or loss upon the conversion of the Preferred Securities into Common Stock through the Conversion Agent. A holder of Preferred Securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock generally equal to the amount of cash received less such holder's tax basis in such fractional share. Such a holder's tax basis in the Common Stock received upon conversion should generally be equal to such holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received, and such holder's holding period in the Common Stock received upon conversion should generally begin on the date such holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from Big Flower in the event the conversion ratio of the Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of Big Flower were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Big Flower. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

    Under present United States federal income tax law:

    (a) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; PROVIDED, that, (i) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Big Flower entitled to vote, (ii) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to Big Flower through stock ownership, and (iii) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution holding such security for the beneficial owner and furnishes the Trust or its agent with a copy thereof;

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
    (b) Dividends paid with respect to Common Stock to a United States Alien Holder generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend (i) is effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States or (ii) if an income tax treaty applies, is attributable to a United States permanent establishment of the United States Alien Holder.

    (c) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as a United States Holder with respect to interest or dividends if the income is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected interest or dividends received by a corporate United States Alien Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty);

    (d) a United States Alien Holder of a Preferred Security or Common Stock generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of a Preferred Security or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of Preferred Securities into shares of Common Stock), unless (i)(A) the gain is effectively connected with the conduct of a trade or business of the United States Alien Holder in the United States or (B) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States Alien Holder;
    (ii) in the case of United States Alien Holder who is an individual and holds the Preferred Securities or Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; (iii) the United States Alien Holder is subject to tax pursuant to the provisions of United States federal income tax laws applicable to certain United States expatriates; or (iv)(A) Big Flower is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of disposition, or, if shorter, the period during which the United States Alien Holder held the Preferred Securities or Common Stock and (B) assuming that any class of Big Flower stock is considered "regularly traded on an established securities market" at any time during the year of disposition, the United States Alien Holder meets certain minimum ownership requirements; and

    (e) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as a United States Holder with respect to gain on the sale or disposition of Preferred Securities or Common Stock if the gain is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected gain realized by a corporate United States Alien Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty).

    Big Flower does not believe that it is a U.S. real property holding corporation as of the date hereof, although it has not determined or established whether it is now or will be a U.S. real property holding corporation.


    Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of such regulations, for purposes of determining the applicability of an income tax treaty rate. Under recently finalized United States Treasury regulations (the "Final Withholding Regulations"), which are generally effective with respect to payments after December 31, 1999, a United States Alien Holder of Common Stock who wishes to claim the benefit of a treaty rate would be required to satisfy applicable certification requirements. Under the Final Withholding Regulations, dividend payments will be subject to information reporting and backup withholding unless these applicable certification requirements are satisfied. The Final Withholding Regulations also will require, in the case of interest or dividends with respect to Preferred Securities or Common Stock held by a foreign partnership, that (x) the certification requirements described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to noncorporate holders on Forms 1099, which forms will be mailed to holders of record prior to January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the IRS.

POSSIBLE TAX LEGISLATION

    Prospective investors should be aware that legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by Big Flower and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Exchange or Redemption."

                                SELLING HOLDERS


    The Preferred Securities were originally issued by the Issuer and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act either (i) to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or (ii) upon the terms and conditions set forth in Regulation S under the Securities Act.



    The Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Preferred Securities the opportunity to sell such securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Preferred Securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement identifying such holder as a Selling Holder and disclosing such other information concerning the Selling Holder and the Preferred Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of Preferred Securities who have made such a request and as to whom any such supplement has been filed or any such amendment has been filed or becomes effective are referred to herein as "Selling Holders". Since the Preferred Securities are currently listed on PORTAL, the holder of the Preferred Securities at the time such request has been made may differ from the holders as of the date hereof.



    The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any new or additional Selling Holders.



    The Company has agreed to bear all expenses (other than expenses incurred by any holder of Preferred Securities, including fees and expenses of counsel and other advisors retained by such holder), in connection with the registration and sale of the Preferred Securities covered by this Prospectus.



    The following table shows the names of the Selling Holders, the shares of Preferred Securities owned beneficially by each of them, as of April 10, 1998 (unless otherwise noted), the number of Preferred Securities that may be offered by each of them pursuant to this Prospectus, the number of shares of Common Stock issuable upon conversion of Preferred Securities that may be offered by each of them pursuant to this Prospectus and the number of Preferred Securities to be beneficially owned by each of them after completion of the offering pursuant to this Prospectus, assuming all of the shares of Preferred Securities being offered hereby are sold in the offering.



                                                              NUMBER OF                   SHARES OF
                                                              PREFERRED                  COMMON STOCK    NUMBER OF
                                                              SECURITIES                ISSUABLE UPON    PREFERRED
                                                             BENEFICIALLY   NUMBER OF     CONVERSION     SECURITIES
                                                                OWNED       PREFERRED    OF PREFERRED   BENEFICIALLY
                                                                AS OF      SECURITIES     SECURITIES       OWNED
                                                              APRIL 10,      OFFERED       OFFERED       AFTER THE
                  NAME OF SELLING HOLDER                       1998(1)       HEREBY       HEREBY(2)       OFFERING
-----------------------------------------------------------  ------------  -----------  --------------  ------------
Alexandra Global Investment Fund, II, Ltd..................       35,000        35,000         60,704             0
Alpine Associates..........................................       35,000        35,000         60,704             0
                                                                  76,500        76,500        132,681             0
Allstate Insurance Company.................................       30,000        30,000         52,032             0
Bear, Stearns & Co., Inc. .................................       35,500        35,500         61,571             0
Carrigaholt Capital (Bermuda) L.P..........................       32,500        32,500         56,368             0
                                                                  22,500        22,500         39,024             0
Castle Convertible Fund, Inc...............................        5,000         5,000          8,672             0

                                                              NUMBER OF                   SHARES OF
                                                              PREFERRED                  COMMON STOCK    NUMBER OF
                                                              SECURITIES                ISSUABLE UPON    PREFERRED
                                                             BENEFICIALLY   NUMBER OF     CONVERSION     SECURITIES
                                                                OWNED       PREFERRED    OF PREFERRED   BENEFICIALLY
                                                                AS OF      SECURITIES     SECURITIES       OWNED
                                                              APRIL 10,      OFFERED       OFFERED       AFTER THE
                  NAME OF SELLING HOLDER                       1998(1)       HEREBY       HEREBY(2)       OFFERING
-----------------------------------------------------------  ------------  -----------  --------------  ------------
Chrysler Corporation Master Retirement Trust...............       44,800        44,800         77,701             0
Combined Insurance Company of America......................       14,600        14,600         25,322             0
CPR (USA)..................................................       10,000        10,000         17,344             0
Delta Airlines Master Trust................................       36,900        36,900         63,999             0
El Pomar Foundation........................................        4,600         4,600          7,978             0
Falcon Seaboard Investment Company, L.P....................        5,000         5,000          8,672             0
Fidelity Financial Trust; Fidelity Convertible Securities
  Fund.....................................................      167,500       167,500        290,512             0
Froley, Revy Investment Co., Inc. for the account of:
  Arkansas PERS............................................       21,000        21,000         36,422             0
  ICI American Holdings Trust..............................        7,400         7,400         12,834             0
  Zeneca Holdings Trust....................................        7,400         7,400         12,834             0
  State of Delaware PERS...................................       18,150        18,150         31,479             0
  PRIM Board...............................................       28,200        28,200         48,910             0
  State of Oregon/SAIF Corporation.........................       75,000        75,000        130,080             0
  Nalco Chemical Corp. Retirement..........................        3,350         3,350          5,810             0
Forest Alternative Strategies Fund II, LP 1A5F.............        3,100         3,100          5,376             0
Forest Global Convertible Fund Series A-5..................        6,000         6,000         10,406             0
Forest Alternative Strategies II, LP 2A5 M.................          200           200            346             0
Forest Alternative Strategies Fd II, LP 2A5I...............          400           400            693             0
Golden Rule Insurance Company..............................       30,000        30,000         52,032             0
Goldman, Sachs & Co........................................        4,350         4,350          7,544             0
KA Trading LP..............................................        9,250         9,250         16,043             0
KA Management Ltd..........................................       15,750        15,750         27,316             0
Laterman & Co. LP..........................................        4,500         4,500          7,804             0
Laterman Strategies 90's LLC...............................        6,000         6,000         10,406             0
Libertyview Plus Fund......................................        9,000         9,000         15,609             0
Libertyview Fund LLC.......................................        1,000         1,000          1,734             0
LLT Limited................................................          300           300            520             0
Lutheran Brotherhood Series Fund, Inc. - High Yield
  Portfolio................................................       11,750        11,750         20,379             0
Lutheran Brotherhood High Yield Fund.......................        8,250         8,250         14,308             0
McMahan Securities Co., L.P................................       20,000        20,000         34,688             0
Northwestern Mutual Life Ins. Co.(3).......................       80,000        80,000        138,752             0
OCM Convertible Trust......................................       66,700        66,700        115,684             0
Offshore Strategies Ltd....................................        9,500         9,500         16,476             0
Oppenheimer Total Return Fund Inc..........................      100,000       100,000        173,440             0
Orrington Investments Limited Partnership..................        3,800         3,800          6,590             0
Orrington International Fund Ltd...........................        2,200         2,200          3,815             0
Pacific Life Insurance Company.............................       15,000        15,000         26,016             0
Paloma Securities L.L.C....................................      155,000       155,000        268,832             0
Pitney Bowes Retirement Fund...............................       20,000        20,000         34,688             0
Provident Life and Accident Insurance Company..............       70,000        70,000        121,408             0
Raytheon Company Master Pension Trust......................       23,200        23,200         40,238             0
State Employees' Retirement Fund of the State of
  Delaware.................................................       18,400        18,400         31,912             0

                                                              NUMBER OF                   SHARES OF
                                                              PREFERRED                  COMMON STOCK    NUMBER OF
                                                              SECURITIES                ISSUABLE UPON    PREFERRED
                                                             BENEFICIALLY   NUMBER OF     CONVERSION     SECURITIES
                                                                OWNED       PREFERRED    OF PREFERRED   BENEFICIALLY
                                                                AS OF      SECURITIES     SECURITIES       OWNED
                                                              APRIL 10,      OFFERED       OFFERED       AFTER THE
                  NAME OF SELLING HOLDER                       1998(1)       HEREBY       HEREBY(2)       OFFERING
-----------------------------------------------------------  ------------  -----------  --------------  ------------
State of Connecticut Combined Investment Funds.............       57,000        57,000         98,860             0
The Class 1C Company, Ltd..................................       42,500        42,500         73,712             0
                                                                  22,500        22,500         39,024             0
TQA Arbitrage Fund L.P.....................................       17,000        17,000         29,484             0
TQA Leverage Fund L.P......................................       20,000        20,000         34,688             0
TQA Vantage Plus, Ltd......................................       14,500        14,500         25,148             0
Vanguard Convertible Securities Fund Inc...................       43,400        43,400         75,272             0
Variable Insurance Products Fund II High Income
  Portfolio................................................       72,500        72,500        125,744             0
                                                             ------------  -----------  --------------  ------------
        Total..............................................    1,698,950     1,698,950      2,946,642             0
                                                             ------------  -----------  --------------  ------------
                                                             ------------  -----------  --------------  ------------


------------------------


(1) For the purposes of this table, a person is deemed to have "beneficial ownership" of securities over which such person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (x) voting power (which includes the power to vote or to direct the voting of such securities) or (y) investment power (y) investment power (which includes the power to dispose or direct the disposition of such securities). A person is also deemed to be the beneficial owner of securities: (i) the beneficial ownership of which such person has the right, at any time within 60 days from April 10, 1998 (or such later date as noted in the above table), to acquire, including but not limited to any right to acquire through the exercise of options, warrants or rights, the conversion of a convertible security or the revocation or automatic termination of a trust or discretionary account or similar arrangement; (ii) the beneficial ownership of which such person has the right to acquire (as specified in (i)) at any time, where such right is acquired for the purpose, or with the effect, of changing or influencing control of the Company, or in connection with or as a participant in any transaction having such purposes or effect; or (iii) with respect to which such person, directly or indirectly, through the creation or use of a trust, a proxy, power of attorney, pooling arrangement or any other contract, arrangement or device purports to have divested himself of beneficial ownership or to have prevented the vesting of beneficial ownership as part of a scheme to evade the reporting requirements of Section 13(d) or (g) of the Securities Exchange Act of 1934. Beneficial ownership is given as of April 10, 1998 unless noted otherwise.



(2) No fractional shares of Common Stock will be issued as a result of conversion, but, in lieu thereof, such fractional interest will be paid in cash.



(3) Includes 5,000 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account


                              PLAN OF DISTRIBUTION


    The Offered Securities are outstanding securities and are being offered for sale from time to time pursuant to this Prospectus by the Selling Holders. The Offered Securities also may be sold pursuant to Rule 144 under the Securities Act.



    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any such underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale,
(ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any such underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.



    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.



    Pursuant to the Registration Rights Agreement, the Company and the Issuer shall each bear all reasonable fees and expenses customarily borne by issuers in connection with the offering and sale of the Preferred Securities pursuant to this Prospectus; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Issuer, jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Issuer will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.



    In connection with a particular offering of Preferred Securities pursuant to this Prospectus, participating underwriters or broker-dealers (if any), or their respective affiliates, (collectively the "underwriters") may purchase and sell the Preferred Securities and Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with such offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Preferred Securities and Common Stock and short positions created by such underwriters involve the sale by the underwriters of a greater number of Preferred Securities than they are required to purchase from the Issuer in the offering. Any such underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the underwriters if such Preferred Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Preferred Securities and Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.



    The Issuer and the Company have agreed with the Selling Holders to use their best efforts to keep a Shelf Registration Statement, under which the Selling Holders may resell Preferred Securities from time to time, effective until October 20, 1999 (or such earlier time as all Preferred Securities have been sold thereunder or pursuant to Rule 144 under the Securities Act), except during certain limited circumstances. See "Description of the Preferred Securities--Registration Rights Agreement".



    Prior to the offering contemplated hereby, there has been no public market for the Preferred Securities. There can be no assurance that an active market will develop for the Preferred Securities.

                             VALIDITY OF SECURITIES


    Certain matters of Delaware law relating to the validity of the Preferred Securities have been passed upon on behalf of the Issuer by Richards, Layton & Finger, Wilmington, Delaware, special Delaware Counsel to the Trust. The validity of the Common Stock issuable upon conversion of the Preferred Securities, the Debentures and the Guarantees have been passed upon for the Company by Sullivan & Cromwell, New York, New York. Certain United States Federal income taxation matters have been passed upon for the Company and the Issuer by Sullivan & Cromwell, special United States tax counsel to the Company and the Issuer.


                                    EXPERTS


    The consolidated financial statements and related financial statement schedules incorporated by reference in this Prospectus from the Company's Annual Report on form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                 -----------
Incorporation of Certain Documents by
  Reference....................................           5
Available Information..........................           6
Special Note Regarding Forward-Looking
  Statements...................................           6
Summary........................................           7
Big Flower Trust I.............................          15
Risk Factors...................................          23
Use of Proceeds................................          29
Accounting Treatment...........................          29
Consolidated Ratio of Earnings to Combined
  Fixed Charges and Preferred Dividends
  (Unaudited)..................................          29
Description of the Preferred Securities........          30
Governing Law..................................          50
Description of the Guarantee...................          51
Description of the Debentures..................          54
Relationship Among the Preferred Securities,
  the Debentures and the Guarantee.............          64
Description of Capital Stock...................          66
Description of the New Credit Facility.........          70
Certain Federal Income Tax Consequences........          71
Selling Holders................................          76
Plan of Distribution...........................          78
Validity of Securities.........................          80
Experts........................................          80


                               BIG FLOWER TRUST I

                        6% CONVERTIBLE QUARTERLY INCOME
                              PREFERRED SECURITIES
                             ("CONVERTIBLE QUIPS")
                     (LIQUIDATION PREFERENCE $50 PER SHARE)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                           BIG FLOWER HOLDINGS, INC.

                                ---------------

                                   PROSPECTUS

                             ---------------------


                                 APRIL 17, 1998


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby. Except for the SEC registration fee, all amounts provided are estimated.


SEC registration fee.............................................  $  33,925
Printing and engraving expenses..................................  $ 350,000
Legal fees and expenses..........................................  $  30,000
Accounting fees and expenses.....................................  $  75,000
Transfer agent and trustee fees..................................  $  25,000
Miscellaneous....................................................  $  51,000
                                                                   ---------
Total............................................................  $ 564,925
                                                                   ---------
                                                                   ---------


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    The Bylaws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company's Certificate contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

    Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the Registration Rights Agreement, the Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

ITEM 16. EXHIBITS

    (a) Exhibits


 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.1    Certificate of Trust of Big Flower Trust I.
        4.2    Amended and Restated Trust Agreement of Big Flower Trust I, dated as of October 14, 1997, among Big
               Flower Holdings, Inc., The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as
               Delaware Trustee and Administrative Trustees named herein.(1)
        4.3    Indenture for the 6% Convertible Subordinated Debentures, dated as of October 20, 1997, among Big
               Flower Holdings, Inc. and The Bank of New York, as Indenture Trustee.(1)
        4.4    Form of 6% Preferred Securities.
        4.5    Form of 6% Convertible Subordinated Debentures.
        4.6    Preferred Securities Guarantee Agreement, dated as of October 20, 1997, between Big Flower Holdings,
               Inc., as Guarantor, and The Bank of New York, as Guarantee Trustee.(1)
        5.1    Opinion of Sullivan & Cromwell as to the legality of the Preferred Securities, Convertible
               Debentures, Guarantee and Common Stock of Big Flower Holdings, Inc. issuable upon conversion of the
               Preferred Securities being registered hereby.
        5.2    Opinion of Richards, Layton & Finger, special Delaware counsel to Big Flower Trust I, as to the legality of the Preferred Securities being registered hereby.
        8.1    Opinion of Sullivan & Cromwell, special United States tax counsel to Big Flower Holdings, Inc. and
               Big Flower Trust I, as to certain tax matters.
       10.1    Registration Rights Agreement, dated October 20, 1997, between Big Flower Holdings, Inc. and Goldman,
               Sachs & Co., Bear, Stearns & Co., Inc., BT Alex. Brown Inc., Credit Suisse First Boston and J.P.
               Morgan & Co., as Initial Purchasers.(1)
       12.1    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.
       23.1    Consent of Sullivan & Cromwell (Included in Exhibit 8.1).
       23.2    Consent of Sullivan & Cromwell (Included in Exhibit 5.1).
       23.3    Consent of Deloitte & Touche, LLP.
       23.4    Consent of Richards, Layton & Finger (Included in Exhibit 5.2).
      *24.1    Power of Attorney (set forth on signature page of the Registration Statement).
       25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of
               New York, as Trustee under the 6% Convertible Subordinated Indenture.
       25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of
               New York, as Property Trustee under the Amended and Restated Declaration of Trust.
       25.3    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of
               New York, as Guarantee Trustee under the Guarantee.


------------------------


*   Previously filed.



(1) Incorporated by reference to Exhibits 4.2(i), 4.2(iv), 4.2(ii) and 4.2(v) to Big Flower Holdings, Inc.'s and Big Flower Press Holdings, Inc.'s Quarterly Report on Form 10Q for the quarterly period ended September 30, 1997 (File #0-29474 and 1-14084) respectively.

ITEM 17. UNDERTAKINGS


    Each of the undersigned Registrants hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by each of the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (4) That:



       (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



       (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (5) That: for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Big Flower Holdings, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, April 17, 1998.


                                BIG FLOWER HOLDINGS, INC.

                                By   /S/ R. THEODORE AMMON
                                     -----------------------------------------
                                     R. Theodore Ammon
                                     CHAIRMAN


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ R. THEODORE AMMON       Chairman and Director         April 17, 1998
------------------------------    (Principal Executive
      R. Theodore Ammon           Officer)

              *
------------------------------  President, Chief Executive    April 17, 1998
       Edward T. Reilly           Officer and Director

                                Executive Vice President      April 17, 1998
              *                   and Chief Financial
------------------------------    Officer (Principal
      Richard L. Ritchie          Financial and Accounting
                                  Officer)

              *
------------------------------           Director             April 17, 1998
      Peter G. Diamandis

              *
------------------------------           Director             April 17, 1998
      Robert M. Kimmitt

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------           Director             April 17, 1998
        Joan D. Manley

              *
------------------------------           Director             April 17, 1998
       Newton N. Minow



*By:    /s/ R. THEODORE AMMON
      -------------------------
          R. Theodore Ammon
          ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, Big Flower Trust I has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 17, 1998.


                                              BIG FLOWER TRUST I

                                              By                   /s/ RICHARD L. RITCHIE
                                                         -----------------------------------------
                                                                     Richard L. Ritchie
                                                                   ADMINISTRATIVE TRUSTEE

                                              By                    /s/ MARK A. ANGELSON
                                                         -----------------------------------------
                                                                      Mark A. Angelson
                                                                   ADMINISTRATIVE TRUSTEE

                                 EXHIBIT INDEX


  EXHIBIT
    NO.                                                    DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
        4.1  Certificate of Trust of Big Flower Trust I.
        4.2  Amended and Restated Trust Agreement of Big Flower Trust I, dated as of October 14, 1997, among Big
             Flower Holdings, Inc., The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as
             Delaware Trustee and Administrative Trustees named herein.(1)
        4.3  Indenture for the 6% Convertible Subordinated Debentures, dated as of October 20, 1997, among Big Flower
             Holdings, Inc. and The Bank of New York, as Indenture Trustee.(1)
        4.4  Form of 6% Preferred Securities.
        4.5  Form of 6% Convertible Subordinated Debentures.
        4.6  Preferred Securities Guarantee Agreement, dated as of October 20, 1997, between Big Flower Holdings,
             Inc., as Guarantor, and The Bank of New York, as Guarantee Trustee.(1)
        5.1  Opinion of Sullivan & Cromwell as to the legality of the Preferred Securities, Convertible Debentures,
             Guarantee and Common Stock of Big Flower Holdings, Inc. issuable upon conversion of the Preferred
             Securities being registered hereby.
        5.2  Opinion of Richards, Layton & Finger, special Delaware counsel to Big Flower Trust I, as to the legality of the Preferred Securities being registered hereby.
        8.1  Opinion of Sullivan & Cromwell, special United States tax counsel to Big Flower Holdings, Inc. and Big
             Flower Trust I, as to certain tax matters.
       10.1  Registration Rights Agreement, dated October 20, 1997, between Big Flower Holdings, Inc. and Goldman,
             Sachs & Co., Bear, Stearns & Co., Inc., BT Alex. Brown Inc., Credit Suisse First Boston and J.P. Morgan
             & Co., as Initial Purchasers.(1)
       12.1  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.
       23.1  Consent of Sullivan & Cromwell (Included in Exhibit 8.1).
       23.2  Consent of Sullivan & Cromwell (Included in Exhibit 5.1).
       23.3  Consent of Deloitte & Touche, LLP.
       23.4  Consent of Richards, Layton & Finger (Included in Exhibit 5.2).
      *24.1  Power of Attorney (set forth on signature page of the Registration Statement).
       25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
             York, as Trustee under the 6% Convertible Subordinated Indenture.
       25.2  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
             York, as Property Trustee under the Amended and Restated Declaration of Trust.
       25.3  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
             York, as Guarantee Trustee under the Guarantee.


------------------------


*   Previously filed.



(1) Incorporated by reference to Exhibits 4.2(i), 4.2(iv), 4.2(ii) and 4.2(v) to Big Flower Holdings, Inc.'s and Big Flower Press Holdings, Inc.'s Quarterly Report on Form 10Q for the quarterly period ended September 30, 1997 (File #0-29474 and 1-4084) respectively.